PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED JUNE 21, 2001)

                                   $4,000,000
                          LEHMAN BROTHERS HOLDINGS INC.
                      10 UNCOMMON VALUES(R) INDEX BASES(SM)
 0.25% BASKET ADJUSTING STRUCTURED EQUITY SECURITIES(SM) NOTES DUE JULY 3, 2006
                          -----------------------------

GENERAL:

o     Senior unsecured debt securities of Lehman Brothers Holdings.

o The 10 Uncommon Values index is composed of ten equal dollar-weighted common stocks or other equity securities selected each year by Lehman Brothers Inc.'s Investment Policy Committee with the assistance of Lehman Brothers Inc.'s Equity Research Department. Lehman Brothers Inc.'s Investment Policy Committee believes that the selected securities are attractive investments over the year for which they are chosen.

o     Denominations: $1,000 and whole multiples of $1,000.

o Stated maturity date: July 3, 2006, subject to postponement if a market disruption event occurs.

PAYMENTS:

o Lehman Brothers Holdings will pay you interest semi-annually at a rate equal to 0.25% per year, on January 3 and July 3 of each year, beginning on January 3, 2002.

o On the stated maturity date, Lehman Brothers Holdings will pay to you, per $1,000 note, the greater of:

      (1)   $1,000, plus accrued but unpaid interest; and

      (2)   the alternative redemption amount, plus accrued but unpaid interest.

o     The alternative redemption amount per $1,000 note is equal to:

            $1,000 x    ending index level
                     ------------------------
                             126.25

      126.25 represents 126.25% of 100, which is the starting index level of the 10 Uncommon Values index.

      As a result, you will only receive the alternative redemption amount if, on the stated maturity date, the ending index level of the 10 Uncommon Values index is greater than 126.25.

      The ending level of the 10 Uncommon Values index on the stated maturity date will be based on the closing prices of the common stocks and other equity securities underlying the index on the third business day before the stated maturity date (subject to postponement if a market disruption event occurs).

o From time to time on or after June 28, 2003, Lehman Brothers Holdings may redeem, on not less than 30 days' prior written notice, each $1,000 note at a price equal to the amount that would be payable to you as if the redemption date were the stated maturity date, plus accrued but unpaid interest, but with the ending level of the 10 Uncommon Values index on the redemption date based on the closing prices of the common stocks or other equity securities underlying the index on the date notice of the redemption is given.

o At any time until eight business days before July 3, 2006, you may require Lehman Brothers Holdings to repurchase each $1,000 note held by you at a price equal to the alternative redemption amount, calculated as of the third business day before the repurchase date, plus accrued but unpaid interest.


     INVESTING IN THE NOTES INVOLVES RISKS. RISK FACTORS BEGIN ON PAGE S-6.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                          -----------------------------


                                                                            PER NOTE     TOTAL
                                                                           ----------  -----------
              Public offering price........................................   100%     $4,000,000
              Underwriting discount........................................     0%     $        0
              Proceeds to Lehman Brothers Holdings.........................   100%     $4,000,000

                          -----------------------------

The notes are expected to be ready for delivery in book-entry form only through The Depository Trust Company on or about July 3, 2001.

                          -----------------------------

Lehman Brothers Inc., a wholly-owned subsidiary of Lehman Brothers Holdings, makes a market in Lehman Brothers Holdings' securities. It may act as principal or agent in, and this prospectus may be used in connection with, those transactions. Any such sales will be made at varying prices related to prevailing market prices at the time of sale.

                          -----------------------------
                                 LEHMAN BROTHERS

June 28, 2001
"10 Uncommon Values" is a registered trademark of, and "Basket Adjusting Structured Equity Securities" and "BASES" are service marks of, Lehman Brothers Inc.

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS. NO ONE HAS BEEN AUTHORIZED TO PROVIDE YOU WITH DIFFERENT INFORMATION. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT COVER OF THE DOCUMENT. SECURITIES ARE NOT BEING OFFERED IN ANY JURISDICTION WHERE THE OFFER IS NOT PERMITTED.

                               -------------------

                                TABLE OF CONTENTS

                              PROSPECTUS SUPPLEMENT

                                                                           PAGE

SUMMARY INFORMATION--Q&A....................................................S-3
RISK FACTORS................................................................S-6
USE OF PROCEEDS AND HEDGING................................................S-10
RATIO OF EARNINGS TO FIXED CHARGES.........................................S-10
DESCRIPTION OF THE NOTES...................................................S-11
THE INDEX..................................................................S-16
UNITED STATES FEDERAL INCOME TAX CONSEQUENCES..............................S-24
UNDERWRITING...............................................................S-28
EXPERTS....................................................................S-29

                                   PROSPECTUS

PROSPECTUS SUMMARY............................................................2
WHERE YOU CAN FIND MORE INFORMATION...........................................6
USE OF PROCEEDS AND HEDGING...................................................7
RATIO OF EARNINGS TO FIXED CHARGES............................................7
DESCRIPTION OF DEBT SECURITIES................................................8
DESCRIPTION OF WARRANTS......................................................16
DESCRIPTION OF PURCHASE CONTRACTS............................................21
DESCRIPTION OF UNITS.........................................................24
FORM, EXCHANGE AND TRANSFER..................................................28
BOOK-ENTRY PROCEDURES AND SETTLEMENT.........................................28
UNITED STATES FEDERAL INCOME TAX CONSEQUENCES................................30
PLAN OF DISTRIBUTION.........................................................30
ERISA CONSIDERATIONS.........................................................32
LEGAL MATTERS................................................................32
EXPERTS......................................................................33

--------------------------------------------------------------------------------
                            SUMMARY INFORMATION--Q&A


This summary highlights selected information from the prospectus supplement and the accompanying prospectus to help you understand the notes. You should carefully read this prospectus supplement and the accompanying prospectus to understand fully the terms of the notes and the tax and other considerations that are important to you in making a decision about whether to invest in the notes. You should pay special attention to the "Risk Factors" section beginning on page S-6 to determine whether an investment in the notes is appropriate for you. For your convenience, there are references throughout this document to specific page numbers where more detailed information on some of the terms and concepts discussed can be found.

WHAT ARE THE NOTES?

The notes are a series of senior debt of Lehman Brothers Holdings whose value is tied to the performance of the 10 Uncommon Values index. See "The Index." The notes will rank equally with all other unsecured debt of Lehman Brothers Holdings, except subordinated debt, and will mature on July 3, 2006, unless postponed because a market disruption event occurs. See "Description of the Notes."

WHAT IS THE 10 UNCOMMON VALUES INDEX?

The 10 Uncommon Values index is made up of ten equal dollar-weighted common stocks or other equity securities selected each year by Lehman Brothers Inc.'s Investment Policy Committee with the assistance of Lehman Brothers Inc.'s Equity Research Department. Prior to selecting the common stocks or other equity securities underlying the index, analysts in the Equity Research Department evaluate companies that meet certain criteria, and submit to the Investment Policy Committee, consisting of senior members of the Equity Research Department, those companies that they believe exhibit the best and most exemplary qualities. From the Equity Research Department's submissions, the Investment Policy Committee will select the ten stocks or other equity securities that appear to be attractive investments over the year for which they are chosen.

WHAT PAYMENTS WILL I RECEIVE ON THE NOTES BEFORE MATURITY?

Lehman Brothers Holdings will pay you interest semi-annually at a rate of 0.25% per year, on January 3 and July 3 of each year, beginning on January 3, 2002. You will also receive a payment of any accrued but unpaid interest at the redemption or repurchase of the notes.

WHAT WILL I RECEIVE IF I HOLD THE NOTES UNTIL THE STATED MATURITY DATE?

On the stated maturity date, you will receive a payment per $1,000 note equal to the greater of:

o     $1,000, plus accrued but unpaid interest; and

o     the alternative redemption amount, plus accrued but unpaid interest.

As a result, if you hold the notes until the stated maturity, you will not receive less than the principal amount.

HOW DOES THE REDEMPTION FEATURE WORK?

Lehman Brothers Holdings may redeem, on not less than 30 days' prior written notice, all or part of the notes on one or more occasions on or after June 28, 2003 at a redemption price per $1,000 note equal to the greater of:

o     $1,000, plus accrued but unpaid interest; and

o the alternative redemption amount, calculated as of the date the notice of redemption is given, plus accrued but unpaid interest.

As a result, if Lehman Brothers Holdings redeems any of your notes, you will not receive less than the principal amount for any redeemed note.

HOW CAN YOU EXERCISE YOUR RIGHT TO REQUIRE LEHMAN BROTHERS HOLDINGS TO REPURCHASE YOUR NOTES?

At any time until eight business days before July 3, 2006, you may instruct Lehman Brothers Holdings to repurchase all or part of your notes at a price per $1,000 note equal to the alternative redemption amount, calculated as of the third business day before the repurchase date, plus accrued but unpaid interest, by giving Lehman Brothers Holdings notice on any business day at the corporate trust office of Citibank, N.A., the trustee for the notes. The repurchase date will be the eighth business day following the business day when Lehman Brothers Holdings has received your notice, unless payment is postponed because a market disruption event occurs. See "Description of the Notes - Determination of alternative redemption amount".

If you cause Lehman Brothers Holdings to repurchase any of your notes, the amount you receive for any repurchased note may be less than $1,000 per $1,000 note.

HOW WILL THE ALTERNATIVE REDEMPTION AMOUNT BE CALCULATED?

The alternative redemption amount per $1,000 note will be calculated by the following formula:

          $1,000   x     ending index level
                       ------------------------
                               126.25

--------------------------------------------------------------------------------

126.25 represents 126.25% of 100, which is the starting index level of the 10 Uncommon Values index.

This formula accounts for the fact that the ending level of the 10 Uncommon Values index, on the stated maturity date, must be greater than 126.25 for you to receive more than $1,000 per $1,000 note.

The ending level of the 10 Uncommon Values index will be determined by the calculation agent and will be based on the closing prices of the common stock and other equity securities underlying the index, and any cash included in the index as a result of extraordinary corporate transactions involving the issuers of the securities, on the third business day before the stated maturity date or the repurchase date, as the case may be, or, in the case of a redemption, on the date the notice of redemption is given. In limited circumstances, the ending level of the 10 Uncommon Values index may be adjusted. See "Description of the Notes--Determination of alternative redemption amount," "The Index - Maintenance of the 10 Uncommon Values index" and "-- Adjustments to the multipliers and the 10 Uncommon Values index" for details.

ALTERNATIVE REDEMPTION AMOUNT--EXAMPLES

Here are two examples of hypothetical alternative redemption amount calculations:

EXAMPLE 1: ASSUMING FOR PURPOSES OF THIS EXAMPLE THAT THE ENDING LEVEL OF THE 10 UNCOMMON VALUES INDEX ON THE RELEVANT DETERMINATION DATE IS 120:

Alternative redemption amount per $1,000 note =

$1,000  x      120      =  $950.50
         -------------
             126.25

As a result, on the stated maturity date or upon redemption, you will receive $1,000, plus accrued but unpaid interest, per $1,000 note, because $1,000 is greater than $950.50. If you require Lehman Brothers Holdings to repurchase your notes, you will only receive $950.50, plus accrued but unpaid interest, per $1,000 note.

EXAMPLE 2: ASSUMING FOR PURPOSES OF THIS EXAMPLE THAT THE ENDING LEVEL OF THE 10 UNCOMMON VALUES INDEX ON THE RELEVANT DETERMINATION DATE IS 150:

Alternative redemption amount per $1,000 note =

$1,000  x      150      =  $1,188.12
          ------------
             126.25

As a result, on the stated maturity date or upon redemption, you will receive $1,188.12, plus accrued but unpaid interest, per $1,000 note, because $1,188.12 is greater than $1,000. If you require Lehman Brothers to repurchase your notes, you will also receive $1,188.12, plus accrued but unpaid interest, per $1,000 note.

To the extent that the ending index level of the 10 Uncommon Values index on the valuation date differs from the levels assumed above, the results indicated above would be different.

HOW HAS THE 10 UNCOMMON VALUES INDEX PERFORMED HISTORICALLY?

Lehman Brothers Holdings has provided a table, beginning on page S-17, showing the performance of the 10 Uncommon Values index from 1949 through 2000. Lehman Brothers Holdings has provided this historical information to help you evaluate the behavior of the 10 Uncommon Values index so that you can make an informed decision with respect to an investment in the notes. You should realize, however, that past performance is not necessarily indicative of how the 10 Uncommon Values index or the notes will perform in the future.

WHAT CHANGES WILL OCCUR IN THE 10 UNCOMMON VALUES INDEX?

On or about July 1 of each year, the common stocks and other equity securities that underlie the 10 Uncommon Values index will be replaced when Lehman Brothers Inc. chooses the ten new common stocks or other equity securities that will make up the 10 Uncommon Values index for the next twelve-month period. In addition, changes will be made to the index if the issuers whose common stocks or other equity securities underlie the index engage in extraordinary transactions. For example, if an issuer is not the surviving entity in a merger, the issuer's common stock will be removed from the index and the index will then include equity securities of the successor entity or cash received in the merger plus accrued interest. Also as an example, if an issuer distributes equity securities of a subsidiary to shareholders, the subsidiary's equity securities will then be added to the index. See "The Index--Adjustments to the multipliers and the 10 Uncommon Values index."

HOW WILL I BE ABLE TO FIND THE COMMON STOCKS AND OTHER EQUITY SECURITIES INCLUDED IN THE 10 UNCOMMON VALUES INDEX AND THE LEVEL OF THE INDEX AT ANY POINT IN TIME?

You may obtain a listing of the common stocks and other equity securities included in the 10 Uncommon Values index from Lehman Brothers Inc.'s website at http://www.lehman.com. You may also obtain the level of the 10 Uncommon Values index from the Bloomberg(R) service under the symbol "UVT", beginning on or about June 29, 2001. The ten common stocks or other equity securities that will initially make up the 10 Uncommon Values index for the twelve- month period beginning June
28, 2001 are listed on page S-20.

ARE THERE ANY RISKS ASSOCIATED WITH MY INVESTMENT?

Yes, the notes are subject to a number of risks. See "Risk Factors" beginning on page S-6.

WHAT ABOUT TAXES?

The notes will be subject to U.S. Treasury regulations that apply to contingent payment debt instruments. As a result, you will be subject to federal income tax on the accrual of original issue discount in respect of the notes. In addition, gain or loss on the sale, upon maturity or other disposition will generally be ordinary gain or loss. See "United States Federal Income Tax Consequences".

WHO IS LEHMAN BROTHERS HOLDINGS?

Lehman Brothers Holdings is one of the leading global investment banks, serving institutional, corporate, government and high net worth clients and customers. Lehman Brothers Holdings' worldwide headquarters in New York and regional headquarters in London and Tokyo are complemented by offices in additional locations in the United States, Europe, the Middle East, Latin America and the Asia Pacific region. See "Lehman Brothers Holdings Inc." and "Where You Can Find More Information" on pages 2 and 6 of the accompanying prospectus.

WHAT IS THE ROLE OF LEHMAN BROTHERS INC.?

Lehman Brothers Inc., a subsidiary of Lehman Brothers Holdings, is the underwriter for the offering and sale of the notes. Each year, Lehman Brothers Inc.'s Investment Policy Committee, with the assistance of Lehman Brothers Inc.'s Equity Research Department, will select the common stocks or other equity securities that make up the 10 Uncommon Values index. Lehman Brothers Inc. will also be the calculation agent for purposes of calculating the amount payable to you. Potential conflicts of interest may exist between Lehman Brothers Inc. and you as a beneficial owner of the notes. See "Risk Factors--Potential conflicts of interest exist because Lehman Brothers Holdings controls Lehman Brothers Inc., which will determine the common stocks or other equity securities included in the 10 Uncommon Values index and act as the calculation agent" and "Description of the Notes--Calculation agent."

After the initial offering, Lehman Brothers Inc. intends to buy and sell the notes to create a secondary market in the notes and may stabilize or maintain the market price of the notes during the initial distribution of the notes. However, Lehman Brothers Inc. will not be obligated to engage in any of these market activities or to continue them once they are begun.

IN WHAT FORM WILL THE NOTES BE ISSUED?

The notes will be represented by one or more global securities that will be deposited with and registered in the name of The Depository Trust Company or its nominee. This means that you will not receive a certificate for your notes.

WILL THE NOTES BE LISTED ON A STOCK EXCHANGE?

No.  The notes will not be listed on any stock exchange.

                                  RISK FACTORS

You should carefully consider the risk factors provided below as well as the other information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated in this document by reference. As described in more detail below, the trading price of the notes may vary considerably before the maturity date due, among other things, to fluctuations in the price of the common stocks and other equity securities that make up the 10 Uncommon Values index and other events that are difficult to predict and beyond Lehman Brothers Holdings' control.

You should reach an investment decision only after you have carefully considered with your advisors the suitability of an investment in notes in light of your particular circumstances.

THESE NOTES ARE DIFFERENT FROM CONVENTIONAL DEBT SECURITIES OF LEHMAN BROTHERS HOLDINGS IN SEVERAL WAYS.

o THE PAYMENT YOU RECEIVE AT MATURITY MAY BE LESS THAN THE YIELD ON A CONVENTIONAL DEBT SECURITY OF COMPARABLE MATURITY. The amount Lehman Brothers Holdings pays you on the stated maturity date may be less than the return you could earn on other investments. Because the amount you receive on the stated maturity date or redemption date may be equal to or only slightly greater than $1,000 per $1,000 note, the effective yield to maturity on the notes may be less than that which would be payable on a conventional fixed-rate, non-callable debt security of Lehman Brothers Holdings. In addition, any return may not fully compensate you for any opportunity cost to you when you take into account inflation and other factors relating to the time value of money.

o IF THE ALTERNATIVE REDEMPTION AMOUNT IS LESS THAN $1,000 PER $1,000 NOTE, YOU WILL ONLY RECEIVE THE PRINCIPAL AMOUNT OF THE NOTES ON THE STATED MATURITY DATE, PLUS ACCRUED AND UNPAID INTEREST. This may be true even if the index level of the 10 Uncommon Values index exceeds 100 at some time during the life of the notes because the 10 Uncommon Values index must, on the stated maturity date, be greater than 126.25 before the alternative redemption amount becomes greater than $1,000 per $1,000 note.

o THE RATE OF INTEREST PAID ON THE NOTES IS SIGNIFICANTLY LESS THAN INTEREST PAID ON A CONVENTIONAL DEBT SECURITY. The interest rate on the notes is only 0.25% per year. However, because the notes will be classified as contingent payment debt instruments, they will be considered to be issued with original issue discount. As a result, you will be required to include the original issue discount in income during your ownership of the notes, subject to some adjustments. See "United States Federal Income Tax Consequences".

YOUR RETURN ON THE NOTES COULD BE LESS THAN IF YOU OWNED THE COMMON STOCKS OR OTHER EQUITY SECURITIES THAT UNDERLIE THE 10 UNCOMMON VALUES INDEX.

o YOU WILL NOT RECEIVE ANY APPRECIATION UNLESS THE CLOSING LEVEL OF THE 10 UNCOMMON VALUES INDEX, ON THE STATED MATURITY DATE, IS GREATER THAN
      126.25. Because you will not receive any appreciation unless the ending level of the 10 Uncommon Values index, on the stated maturity date, is greater than 126.25 your return on the notes could be less than the return obtainable if you had owned the common stocks and other equity securities that make up the 10 Uncommon Values index. Even if the ending level of the 10 Uncommon Values index, on the stated maturity date, is greater than 126.25, you will realize only a portion of the excess of the ending level of the 10 Uncommon Values index over 126.25.

o YOUR RETURN WILL NOT REFLECT DIVIDENDS ON THE COMMON STOCKS OR OTHER EQUITY SECURITIES UNDERLYING THE 10 UNCOMMON VALUES INDEX. Your return on the notes will not reflect the return you would realize if you actually owned the common stocks or other equity securities underlying the 10 Uncommon Values index and received the dividends paid on those common stocks or other equity securities. This is because the calculation agent will calculate the amount payable to you by reference to the prices of the common stocks and other equity securities underlying the 10 Uncommon Values index without taking into consideration the value of dividends paid on those common stocks or other equity securities.

HISTORICAL 10 UNCOMMON VALUES RETURNS SHOULD NOT BE TAKEN AS AN INDICATION OF THE FUTURE PERFORMANCE OF THE 10 UNCOMMON VALUES INDEX DURING THE TERM OF THE NOTES.

The trading prices of the common stocks and other equity securities underlying the 10 Uncommon Values index and any cash included in the index will determine the index level. As a result, it is impossible to predict whether the index level will fall or rise. Trading prices of the common stocks and other equity securities underlying the 10 Uncommon Values index will be influenced by complex and interrelated political, economic, financial and other factors that can affect the markets in which those securities are traded and the values of the underlying common stocks and other equity securities themselves. In addition, individuals on the Investment Policy Committee and in the Equity Research Department of Lehman Brothers Inc. who participate in the selection of the common stocks or other equity securities that underlie the 10 Uncommon Values index have changed from time to time since the introduction of the 10 Uncommon Values index and may also change during the term of the notes.

THE VALUE OF THE NOTES WILL BE AFFECTED BY NUMEROUS FACTORS, SOME OF WHICH ARE RELATED IN COMPLEX WAYS.

The value of the notes in the secondary market will be affected by supply and demand of the notes, the index level at that time and a number of other factors, some of which are interrelated in complex ways. As a result, the effect of any one factor may be offset or magnified by the effect of another factor. The price at which you will be able to sell the notes before stated maturity may be at a discount, which could be substantial, from their principal amount, if, at that time, the index level is less than, equal to or not sufficiently above 126.25. A change in a specific factor could have the following impacts on the market value of the notes, assuming all other conditions remain constant.

o REDEMPTION FEATURE. Lehman Brothers Holdings' ability to redeem the notes prior to the stated maturity date is likely to limit the secondary market price at which the notes will trade.

o VALUE. Lehman Brothers Holdings expects that the market value of the notes will depend substantially on the amount, if any, by which the level of the 10 Uncommon Values index at any given point in time exceeds 126.25. If you decide to sell your notes when the level of the 10 Uncommon Values index exceeds 126.25, you may nonetheless receive substantially less than the amount that would be payable on the stated maturity date based on that level of the 10 Uncommon Values index because of expectations that the level of the 10 Uncommon Values index will continue to fluctuate until the alternative redemption amount is determined. If you decide to sell your notes when the level of the 10 Uncommon Values index is below 126.25, you can expect to receive less than the principal amount of the notes. Political, economic and other developments that affect the stocks included in the calculation of the level of the 10 Uncommon Values index may also affect the level of the 10 Uncommon Values index and, thus, the value of the notes.

o INTEREST RATES. The trading value of the notes may be affected by changes in interest rates. In general, if U.S. interest rates change, the trading value of the notes may be adversely affected by changes in U.S. interest rates.

o VOLATILITY OF THE 10 UNCOMMON VALUES INDEX. Volatility is the term used to describe the size and frequency of market fluctuations. If the volatility of the level of the 10 Uncommon Values index changes, the trading value of the notes may be adversely affected. The securities in the 10 Uncommon Values index have recently been volatile.

o MERGER AND ACQUISITION TRANSACTIONS. Some of the common stocks or other equity securities underlying the 10 Uncommon Values index may be affected by mergers and acquisitions, which can contribute to volatility of the 10 Uncommon Values index. Additionally, as a result of a merger or acquisition, one or more common stocks or other equity securities underlying the 10 Uncommon Values index may be replaced with a surviving or acquiring entity's securities. The surviving or acquiring entity's securities may not have the same characteristics as the common stock or other equity security originally included in the 10 Uncommon Values index.

o TIME REMAINING TO MATURITY. The value of the notes may be affected by the time remaining to maturity. As the time remaining to the maturity of the notes decreases, this time value may decrease, adversely affecting the trading value of the notes.

o DIVIDEND YIELDS. If dividend yields on the common stocks or other equity securities underlying the 10 Uncommon Values index increase, the value of the notes may be adversely affected because the 10 Uncommon Values index does not incorporate the value of those payments.

o LEHMAN BROTHERS HOLDINGS' CREDIT RATINGS, FINANCIAL CONDITION AND RESULTS. Actual or anticipated changes in Lehman Brothers Holdings' credit ratings, financial condition or results may affect the market value of the notes.

o ECONOMIC CONDITIONS AND EARNINGS PERFORMANCE OF THE UNDERLYING COMPANIES. General economic conditions and earnings results of the companies whose common stocks and other equity securities underlie the 10 Uncommon Values index and real or anticipated changes in those conditions or results may affect the market value of the notes.

You should understand that the impact of one of the factors specified above, such as an increase in interest rates, may offset some or all of any change in the trading value of the notes attributable to another factor, such as an increase in the index level. In general, assuming all relevant factors are held constant, the effect on the trading value of the notes of a given change in most of the factors listed above will be less if it occurs later than if it occurs earlier in the term of the notes.

THE VALUE AND LIQUIDITY OF THE NOTES MAY BE AFFECTED BY MARKET REACTIONS TO THE NEW COMMON STOCKS OR OTHER EQUITY SECURITIES CHOSEN TO UNDERLIE THE 10 UNCOMMON VALUES INDEX.

On or about July 1 of each year, the new common stocks or other equity securities will be chosen which will underlie the 10 Uncommon Values index for the upcoming year. The value of the notes in the secondary market may decrease around that time if investors and other market participants who buy and sell the notes view the new common stocks or other equity securities underlying the index unfavorably and decide to sell their notes or not to buy notes. If you choose to sell your notes at this time, you may receive significantly less than the amount you paid for the notes. Additionally, because there may be less demand for the notes, you may have trouble selling your notes.

LEHMAN BROTHERS HOLDINGS CANNOT CONTROL ACTIONS BY THE COMPANIES WHOSE COMMON STOCKS OR OTHER EQUITY SECURITIES MAKE UP THE 10 UNCOMMON VALUES INDEX.

Actions by any company whose common stock or other equity security is part of the 10 Uncommon Values index may have an adverse effect on the price of its common stock or other equity security, the index and the notes. In addition, these companies are not involved in the offering of notes and have no obligations with respect to the notes, including any obligation to take Lehman Brothers Holdings' or your interests into consideration for any reason. These companies will not receive any of the proceeds of the offering of the notes made hereby and are not responsible for, and have not participated in, the determination of the timing of, prices for, or quantities of, the notes to be issued. These companies are not involved with the administration, marketing or trading of the notes and have no obligations with respect to the amount to be paid to you on the stated maturity date.

POTENTIAL CONFLICTS OF INTEREST EXIST BECAUSE LEHMAN BROTHERS HOLDINGS CONTROLS LEHMAN BROTHERS INC., WHICH WILL DETERMINE THE COMMON STOCKS OR OTHER EQUITY SECURITIES INCLUDED IN THE 10 UNCOMMON VALUES INDEX AND ACT AS THE CALCULATION AGENT.

Lehman Brothers Holdings controls Lehman Brothers Inc., whose Investment Policy Committee, with the assistance of Lehman Brothers Inc.'s Equity Research Department, will select the common stocks or other equity securities included on the 10 Uncommon Values index each year. Lehman Brothers Inc. will, among other things, also act as the calculation agent, which determines the amount you will receive on the notes, whether adjustments should be made to the index level and whether a market disruption event has occurred. As a result, potential conflicts of interest may exist between Lehman Brothers Inc. and you. See "Description of the Notes--Payment on the stated maturity date," "--Market disruption events" and "The Index--Adjustments to the multipliers and the 10 Uncommon Values index."

THE COMMON STOCKS OR OTHER EQUITY SECURITIES THAT WILL MAKE UP THE 10 UNCOMMON VALUES INDEX WILL CHANGE EVERY YEAR AND COULD BE CONCENTRATED IN ONE OR MORE INDUSTRIES.

The common stocks or other equity securities that make up the 10 Uncommon Values index will change every year. It is possible that two or more of the common stocks or other equity securities that make up the index in any year could be issued by companies whose principal business activities are in the same industry and therefore, the index could be deemed to be concentrated in that industry. If the index is concentrated in any industry, it will be more susceptible to developments affecting that industry and may be subject to greater risk of loss. Industry concentration of the index in a particular year could be different in later years.

PURCHASES AND SALES OF COMMON STOCKS OR OTHER EQUITY SECURITIES UNDERLYING THE 10 UNCOMMON VALUES INDEX BY LEHMAN BROTHERS HOLDINGS AND ITS AFFILIATES COULD AFFECT THE PRICES OF THOSE COMMON STOCKS OR OTHER EQUITY SECURITIES OR THE LEVEL OF THE 10 UNCOMMON VALUES INDEX.

Lehman Brothers Holdings and its affiliates, including Lehman Brothers Inc., may from time to time buy or sell shares of common stocks or other equity securities underlying the 10 Uncommon Values index or derivative instruments related to those common stocks or other equity securities for their own accounts in connection with their normal business practices or in connection with hedging of Lehman Brothers Holdings' obligations under the notes. These transactions could affect the prices of those common stocks or the index level. See "Use of Proceeds and Hedging."

HOLDERS OF NOTES WILL BE REQUIRED TO ACCRUE ORIGINAL ISSUE DISCOUNT IN INCOME.

For United States federal income tax purposes, the notes will be classified as contingent payment debt instruments. As a result, they will be considered to be issued with original issue discount, which you will be required to include in income during your ownership of the notes, subject to some adjustments. In addition, you will generally be required to recognize ordinary income on the gain, if any, realized on a sale, upon maturity or other disposition of the notes. See "United States Federal Income Tax Consequences".

                           USE OF PROCEEDS AND HEDGING


An amount equal to approximately 50% of the proceeds to be received by Lehman Brothers Holdings from the sale of the notes has been or will be used by Lehman Brothers Holdings or one or more of its subsidiaries before and immediately following the initial offering of the notes to acquire common stocks or other equity securities that make up the 10 Uncommon Values index. Lehman Brothers Holdings or one or more of its subsidiaries may also acquire listed or over-the-counter options contracts in, or other derivative or synthetic instruments related to, those common stocks and other equity securities to hedge Lehman Brothers Holdings' obligations under the notes. The balance of the proceeds will be used for general corporate purposes. See "Use of Proceeds and Hedging" on page 7 of the accompanying prospectus.

From time to time after the initial offering and before the maturity of the notes, depending on market conditions, including the market price of the common stocks and any other equity securities that underlie the 10 Uncommon Values index, Lehman Brothers Holdings expects that it or one or more of its subsidiaries will increase or decrease their initial hedging positions using dynamic hedging techniques. Lehman Brothers Holdings or one or more of its subsidiaries may take long or short positions in those common stocks or those other equity securities or in listed or over-the-counter options contracts or other derivative or synthetic instruments related to those common stocks or those other equity securities. In addition, Lehman Brothers Holdings or one or more of its subsidiaries may purchase or otherwise acquire a long or short position in notes from time to time and may, in their sole discretion, hold or resell those notes. Lehman Brothers Holdings or one or more of its subsidiaries may also take positions in other types of appropriate financial instruments that may become available in the future.

To the extent that Lehman Brothers Holdings or one or more of its subsidiaries has a long hedge position in any of the common stocks or other equity securities that make up the 10 Uncommon Values index, or options contracts or other derivative or synthetic instruments related to those common stocks or other equity securities, Lehman Brothers Holdings or one or more of its subsidiaries may liquidate a portion of their holdings at or about the time of the maturity of the notes or at or about the time of a change in the common stocks and other equity securities that underlie the 10 Uncommon Values index. Depending, among other things, on future market conditions, the aggregate amount and the composition of the positions are likely to vary over time. Profits or losses from any of those positions cannot be ascertained until the position is closed out and any offsetting position or positions are taken into account. Certain activity by Lehman Brothers Holdings or one or more of its subsidiaries described above can potentially increase or decrease the prices of the common stocks or other equity securities that make up the 10 Uncommon Values index and, accordingly, increase or decrease the index level. Although Lehman Brothers Holdings has no reason to believe that any of those activities will have a material impact on the price of the common stocks or other equity securities that make up the 10 Uncommon Values index, these activities could have such an effect.


                       RATIO OF EARNINGS TO FIXED CHARGES


                             YEAR ENDED NOVEMBER 30,
--------------------------------------------------------------------------------

                                                           THREE MONTHS ENDED
         1996      1997      1998      1999      2000       FEBRUARY 28, 2001
--------------------------------------------------------------------------------
         1.06      1.07      1.07      1.12      1.14             1.12

                            DESCRIPTION OF THE NOTES


GENERAL

You will find information about the notes in two separate documents that progressively provide more detail:

o     the accompanying prospectus; and
o     this prospectus supplement.

Because the terms of the notes may differ from the general information Lehman Brothers Holdings has provided in the prospectus, in all cases you should rely on information in this prospectus supplement over different information in the prospectus. The notes are to be issued as a series of debt securities under the senior indenture, which is more fully described in the prospectus. For a description of the rights attaching to different series of debt securities under the senior indenture, you should refer to the section "Description of Debt Securities" beginning on page 8 of the accompanying prospectus. The notes are Senior Debt as described in the accompanying prospectus. Citibank, N.A. is trustee under the senior indenture.

Lehman Brothers Holdings may initially issue up to $4,000,000 aggregate principal amount of notes. Lehman Brothers Holdings may, without the consent of the holders of the notes, create and issue additional notes ranking equally with the notes and otherwise similar in all respects so that such further notes shall be consolidated and form a single series with the notes. No additional notes can be issued if an event of default has occurred with respect to the notes.

The notes will be issued in denominations of $1,000 and whole multiples of $1,000.

INTEREST

Lehman Brothers Holdings will pay interest semi-annually at a rate of 0.25% per year to the person in whose name the note is registered at the close of business on the fifteenth day of the month prior to which the interest payment is made. Lehman Brothers Holdings will pay interest on the notes on January 3 and July 3 of each year, beginning on January 3, 2001. Interest on the notes will be calculated on the basis of a 360-day year of twelve 30-day months. In addition, if and to the extent that the amount received on the stated maturity date or upon earlier redemption, repurchase or sale exceeds $1,000 per $1,000 note, this amount will be treated as payment of interest rather than a capital gain under U.S. Treasury regulations.

PAYMENT ON THE STATED MATURITY DATE

The notes will mature on July 3, 2006, unless postponed because a market disruption event occurs; see "--Determination of alternative redemption amount" below. Unless your notes have been previously redeemed by Lehman Brothers Holdings or you instruct Lehman Brothers Holdings to repurchase the notes, you will be entitled to receive per $1,000 note, on the stated maturity date, the greater of:

o     $1,000, plus accrued but unpaid interest; and

o     the alternative redemption amount, plus accrued but unpaid interest.

If the alternative redemption amount per $1,000 note is less than or equal to $1,000, because the repayment of your principal is protected, you will be entitled to receive $1,000, plus accrued but unpaid interest, per $1,000 note on the stated maturity date.

EARLY REDEMPTION OF THE NOTES AT THE OPTION OF LEHMAN BROTHERS HOLDINGS

On or after June 28, 2003, Lehman Brothers Holdings may redeem, on not less than 30 days' prior written notice, all or part of the notes on one or more occasions, at a redemption price per $1,000 note equal to the greater of:

o     $1,000, plus accrued but unpaid interest; and

o the alternative redemption amount, calculated as of the date notice of redemption is given, plus accrued but unpaid interest.

If the alternative redemption amount per $1,000 note is less than or equal to $1,000, because the repayment of your principal is protected, you would will be entitled to receive $1,000, plus accrued but unpaid interest, per $1,000 note on the date of redemption.

YOUR OPTION TO REQUIRE LEHMAN BROTHERS HOLDINGS TO REPURCHASE THE NOTES BEFORE MATURITY

At any time until eight business days before July 3, 2006, you may instruct Lehman Brothers Holdings to repurchase all or part of your notes at a price per $1,000 note equal to the alternative redemption amount, calculated based on the settlement value on the third business day before the repurchase date, plus accrued but unpaid interest, by giving Lehman Brothers Holdings notice on any business day at the corporate trust office of Citibank, N.A., the trustee for the notes. The repurchase date will be the eighth business day following the business day when Lehman Brothers Holdings receives a notice from you that Lehman Brothers Holdings must repurchase your notes, unless payment is postponed because a market disruption event occurs. See "--Determination of alternative redemption amount" below.

If you cause Lehman Brothers Holdings to repurchase any of your notes, the amount you receive for any repurchased note may be less than $1,000 per $1,000 note.

Your election to require Lehman Brothers Holdings to repurchase a note will be irrevocable. All questions as to the validity, eligibility, including time of receipt, and acceptance of any note for repurchase will be determined by Lehman Brothers Holdings, whose determination will be final and binding.

DETERMINATION OF ALTERNATIVE REDEMPTION AMOUNT

The alternative redemption amount per $1,000 note will be determined by the calculation agent by the following formula:

   $1,000      x    ending index level
                  -----------------------
                       126.25

126.25 represents 126.25% of 100, which is the starting index level of the 10 Uncommon Values index.

This formula accounts for the fact that the closing level of the 10 Uncommon Values index, on the stated maturity date, must be greater than 126.25 for you to receive per $1,000 note the alternative redemption amount.

CALCULATION OF THE ENDING LEVEL OF THE 10 UNCOMMON VALUES INDEX

The ending level of the 10 Uncommon Values index on the stated maturity date, the repurchase date or the redemption date will be determined by the calculation agent and will be based on the closing prices of the common stock and other equity securities underlying the index and any cash included in the index, on the third business day before the stated maturity date or repurchase date, as the case may be, or, in the case of a redemption, on the date notice of redemption is given. If, for purposes of determining the closing level of the 10 Uncommon Values index, a market disruption event for any underlying common stock or other equity security occurs on the day on which the closing prices are to be determined, then the price of that common stock or other equity security will initially be determined using the closing price on the previous business day on which there was not a market disruption event. The closing price that was initially determined will then be adjusted, once a market disruption event ceases to exist, to equal the average execution price an affiliate of Lehman Brothers Holdings receives upon the sale of that common stock or other equity security used to hedge Lehman Brothers Holdings' obligations under the notes. If a market disruption event occurs on the third business day before the stated maturity date, the payment you receive on the notes will be postponed until three business days after the date that the Lehman Brothers Holdings affiliate completes such sale.

If any of the common stocks or other equity securities underlying the 10 Uncommon Values index are listed or traded on a bulletin board on a date specified above, the value of those common stocks or other equity securities will be determined using the average execution price that an affiliate of Lehman Brothers Holdings receives upon the sale of those common stocks or other equity securities used to hedge Lehman Brothers Holdings' obligations under the notes.

"Closing prices" means the closing prices on the relevant exchange, trading system or market at 4:00 p.m., New York City time.

MARKET DISRUPTION EVENTS

A market disruption event with respect to a common stock or other equity security underlying the 10 Uncommon Values index will occur on any day if the calculation agent determines that:

o A suspension, absence or material limitation of trading in that common stock or other equity security has occurred on that day, in each case, for more than two hours of trading or during the one-half hour period preceding the close of trading on the primary organized U.S. exchange or trading system on which that security is traded or, in the case of a common stock or other equity security not listed or quoted in the United States, on the primary exchange, trading system or market for such security. Limitations on trading during significant market fluctuations imposed pursuant to New York Stock Exchange Rule 80B or any applicable rule or regulation enacted or promulgated by the New York Stock Exchange, any other exchange, trading system, or market, any other self regulatory organization or the SEC of similar scope or as a replacement for Rule 80B, may be considered material. For purposes of this prospectus supplement, "trading system" includes bulletin board services. Notwithstanding the first sentence of this paragraph, a market disruption event for a security traded on a bulletin board means a suspension, absence or material limitation of trading of that security for more than two hours or during the one hour period preceding 4:00 p.m. New York City time.

o A suspension, absence or material limitation has occurred on that day, in each case, for more than two hours of trading or during the one-half hour period preceding the close of trading in options contracts related to that common stock or other equity security, whether by reason of movements in price exceeding levels permitted by an exchange, trading system or market on which those options contracts are traded or otherwise.

o Information is unavailable on that date, through a recognized system of public dissemination of transaction information, for more than two hours of trading or during the one-half hour period preceding the close of trading, of accurate price, volume or related information in respect of that common stock or other equity security or in respect of options contracts related to that common stock or other equity security, in each case traded on any major U.S. exchange or trading system or, in the case of securities of a non-U.S. issuer, traded on the primary non-U.S. exchange, trading system or market.

For purposes of determining whether a market disruption event has occurred:

o a limitation on the hours or number of days of trading will not constitute a market disruption event if it results from an announced change in the regular business hours of the relevant exchange, trading system or market;

o any suspension in trading in an options contract on a common stock or other equity security underlying the 10 Uncommon Values index by a major securities exchange, trading system or market by reason of:

      o     a price change violating limits set by such securities market,

      o     an imbalance of orders relating to those contracts, or

      o     a disparity in bid and ask quotes relating to those contracts,

will constitute a market disruption event notwithstanding that the suspension or material limitation is less than two hours;

o a suspension or material limitation on an exchange, trading system or in a market will include a suspension or material limitation of trading by one class of investors provided that the suspension continues for more than two hours of trading or during the last one-half hour period preceding the close of trading on the relevant exchange, trading system or market but will not include any time when the relevant exchange, trading system or market is closed for trading as part of that exchange's, trading system's or market's regularly scheduled business hours; and

o     "close of trading" means 4:00 p.m., New York City time.

Under certain circumstances, the duties of Lehman Brothers Inc. as the calculation agent in determining the existence of market disruption events could conflict with the interests of Lehman Brothers Inc. as an affiliate of the issuer of the notes.

Based on the information currently available to Lehman Brothers Holdings, on October 27, 1997, the New York Stock Exchange suspended all trading during the one-half hour period preceding the close of trading pursuant to New York Stock Exchange Rule 80B. On April 3, 1992, no trading took place on the Chicago Mercantile Exchange, because a flood that severely affected the operations of many of the CME's member institutions caused the CME to suspend trading for the entire day. On August 12, 1999, the Chicago Board of Trade suspended all trading after 2:00 p.m., New York City time, because a power failure in the Chicago downtown area caused the CBT to close an hour early. The same power failure also caused the Chicago Board Options Exchange to halt trading for a one-half hour period. On September 16, 1999, stormy weather from Hurricane Floyd led the New York Mercantile and Commodity Exchange and the New York Board of Trade to close early at noon and 1:00 p.m., respectively, New York City time. On June 8, 2001, the New York Stock Exchange suspended all trading during an 85-minute period starting at 10:10 a.m., New York City time, due to a system failure caused by a new trading software. This system failure at the New York Stock Exchange also caused the Chicago Mercantile Exchange to halt trading in its Standard & Poor's 500 stock index futures contracts and the Standard & Poor's MidCap 400 futures contracts for a 45-minute period. On June 8, 2001, the New York Stock Exchange suspended all trading during an 85-minute period starting at 10:10 a.m., New York City time, due to a system failure caused by new trading software installed overnight. The system failure at the New York Stock Exchange also caused the Chicago Mercantile Exchange to halt trading in its Standard & Poor's 500 stock index futures contracts and the Standard & Poor's MidCap 400 futures contracts for a 45-minute period. If any suspension of trading caused by similar events occurs during the term of the notes, that event could constitute a market disruption event. The existence or non-existence of such circumstances, however, is not necessarily indicative of the likelihood of those circumstances arising or not arising in the future.

HYPOTHETICAL RETURNS

The table below illustrates, for a range of hypothetical ending index levels of the 10 Uncommon Values index five business days before the stated maturity date:

o     the hypothetical ending index level;

o     the hypothetical alternative redemption amount per $1,000 note;

o the percentage change from $1,000 to the hypothetical alternative redemption amount;

o     the hypothetical total amount payable at stated maturity per $1,000 note;

o     the hypothetical total rate of return without interest;

o     the hypothetical pre-tax annualized rate of return without interest;

o     the hypothetical total rate of return including interest; and

o     the hypothetical pre-tax annualized rate of return including interest.


                                               HYPOTHETICAL                 HYPOTHETICAL
                                 PERCENTAGE    TOTAL AMOUNT                    PRE-TAX                    HYPOTHETICAL
                 HYPOTHETICAL    CHANGE OF      PAYABLE AT    HYPOTHETICAL   ANNUALIZED                     PRE-TAX
                 ALTERNATIVE    ALTERNATIVE       STATED     TOTAL RATE OF     RATE OF     HYPOTHETICAL    ANNUALIZED
 HYPOTHETICAL     REDEMPTION     REDEMPTION      MATURITY        RETURN        RETURN     TOTAL RATE OF     RATE OF
 ENDING INDEX     AMOUNT PER    AMOUNT OVER     PER $1,000      WITHOUT        WITHOUT     RETURN WITH    RETURN WITH
     LEVEL       $1,000 NOTE       $1,000          NOTE         INTEREST      INTEREST       INTEREST       INTEREST
--------------  --------------  ------------  -------------  -------------- ------------- --------------  --------------
      50               $396.04       -60.40%       $1,000.00          0.00%         0.00%          1.25%          0.25%
      75               $594.06       -40.59%       $1,000.00          0.00%         0.00%          1.25%          0.25%
      100              $792.08       -20.79%       $1,000.00          0.00%         0.00%          1.25%          0.25%
    126.25           $1,000.00         0.00%       $1,000.00          0.00%         0.00%          1.25%          0.25%
      150            $1,188.12        18.81%       $1,188.12         18.81%         3.51%         20.06%          3.72%
      200            $1,584.16        58.42%       $1,584.16         58.42%         9.64%         59.67%          9.81%
      300            $2,376.24       137.62%       $2,376.24        137.62%        18.90%        138.87%         19.02%
      500            $3,960.40       296.04%       $3,960.40        296.04%        31.69%        297.29%         31.77%
     1,000           $7,920.79       692.08%       $7,920.79        692.08%        51.27%        693.33%         51.32%


The above figures are for purposes of illustration only. The actual amount received by investors and the resulting total and pre-tax rate of return will depend entirely on the actual ending level of the basket and the alternative redemption amount determined by the calculation agent. In particular, the actual ending index level could be lower or higher than those reflected in the table.

You should compare the features of the notes to other available investments before deciding to purchase the notes. Due to the uncertainty concerning the alternative redemption amount, the return on investment with respect to the notes may be higher or lower than the return available on other securities issued by Lehman Brothers Holdings or by others and available through Lehman Brothers Inc. You should reach an investment decision only after carefully considering the suitability of the notes in light of your particular circumstances.

CALCULATION AGENT

Lehman Brothers Inc., a subsidiary of Lehman Brothers Holdings, will act as calculation agent for the notes. Pursuant to the calculation agency agreement, Lehman Brothers Holdings may appoint a different calculation from time to time after the date of this prospectus supplement without your consent and without notifying you.

The calculation agent will determine the amount you receive at the stated maturity of the notes.

In addition, the calculation agent will determine:

o the closing level of the 10 Uncommon Values index on the third business day before the stated maturity date; see "The Index--Maintenance of the 10 Uncommon Values index";

o if adjustments are required to the multipliers or the 10 Uncommon Values index under various circumstances; see "The Index--Adjustments to the multipliers and the 10 Uncommon Values index"; and

o whether a market disruption event has occurred; see "--Market disruption events."

Furthermore, if the American Stock Exchange is unable to obtain certain information necessary for its daily calculation and dissemination of the level of the 10 Uncommon Values index, the calculation agent will provide the necessary information. See "The Index--Maintenance of the 10 Uncommon Values index." For these purposes, including calculation of the amount payable on the stated maturity date, the calculation agent will use the following procedures:

o For determining the value of an underlying foreign common stock or other equity security underlying the 10 Uncommon Values index, the calculation agent will, once a day, value the underlying security using the most recent sales price available from the primary exchange, trading system or market in the home market quoted as of 4:00 p.m., New York City time, for the foreign common stock or other equity security.

o For determining the applicable foreign exchange conversion rate for any foreign common stock or other equity security underlying the 10 Uncommon Values index, the calculation agent will use the appropriate official W.M. Reuters spot closing rates, if available, to convert non-U.S. traded securities prices from the respective countries' currencies to U.S. dollars. If there are several quotes, the first quoted rate in that minute will be used to calculate the index. In the event there is no such exchange rate for a country's currency at 11:00 a.m., New York City time, securities will be valued at the last available dollar cross-rate quote before 11:00 a.m., New York City time.

o For determining the value of a common stock or other equity security that is listed or quoted on a bulletin board service, the calculation agent will:

      o when calculating the amount payable on the stated maturity date or the closing level of the 10 Uncommon Values index for the end of each twelve-month period when Lehman Brothers Inc. selects the new common stocks or other equity securities that will underlie the index, use the average execution price that an affiliate of Lehman Brothers Holdings receives upon a sale of that common stock or other equity security used to hedge Lehman Brothers Holdings' obligations under the notes; and

      o when calculating the value of the 10 Uncommon Values index each day, the calculation agent will use the average of the midpoint of the bid and ask prices provided by three market makers in that common stock or other equity security. The calculation agent will normally obtain the bid and ask prices promptly upon the opening of trading on that day.

o For determining the value of other property, an equity security that is not traded or listed on an exchange, trading system or market or a non-equity security if an event occurs as described in "The Index--Adjustments to the multipliers and the 10 Uncommon Values index," the calculation agent will determine, as soon as reasonably practicable after the date the property or security is received, the fair market value of that property or security based on the average execution price that an affiliate of Lehman Brothers Holdings receives upon a sale of that property or security used to hedge Lehman Brothers Holdings' obligations under the notes.

o For determining the value of any common stock or other equity security underlying the 10 Uncommon Values index, the "close of business" or "at closing" means 4:00 p.m., New York City time.

All determinations made by the calculation agent will be at the sole discretion of the calculation agent and, in the absence of manifest error, will be conclusive for all purposes and binding on Lehman Brothers Holdings and you. The calculation agent will have no liability for its determinations.

EVENTS OF DEFAULT AND ACCELERATION

If an event of default with respect to any notes has occurred and is continuing, the amount payable to you upon any acceleration permitted under the senior indenture will be equal to, per $1,000 note, the greater of $1,000 or the alternative redemption amount, calculated as though the date of acceleration was the stated maturity date and the date three business days before that date was the valuation date plus, in each case, accrued but unpaid interest. If a bankruptcy proceeding is commenced in respect of Lehman Brothers Holdings, the claims of the holder of a note may be limited, under Section 502(b)(2) of Title 11 of the United States Code, as though the commencement of the proceeding was the stated maturity and the date three business days before that date was the valuation date. See "Description of Debt Securities--Defaults" beginning on page 13 of the accompanying prospectus.

                                    THE INDEX

Each year since 1949, the Investment Policy Committee of Lehman Brothers Inc., with the assistance of its Equity Research Department (or of a predecessor firm), has selected a portfolio of "10 Uncommon Values" in common stocks or other equity securities. The Equity Research Department currently follows approximately 1,000 companies. Months before the Investment Policy Committee makes the final determination for the annual 10 Uncommon Values portfolio, Lehman Brothers Inc.'s equity analysts evaluate companies that meet certain criteria, and submit to the Investment Policy Committee those companies that they believe exhibit the best and most exemplary qualities. As in the past, the Investment Policy Committee, consisting of senior members of the Equity Research Department, will select from the analysts' submissions the ten stocks that appear to be attractive investments over the year for which they are chosen.

Prior to the release to the public of the common stocks or other equity securities that will underlie the 10 Uncommon Values index for the next twelve months, no one will know the identities of the underlying common stocks or other equity securities other than:

o     the Investment Policy Committee of Lehman Brothers Inc.;

o certain analysts in the Equity Research Department who are not on the Investment Policy Committee but who cover the component -companies and who are responsible for preparing marketing materials; and

o those members of Lehman Brothers Inc.'s investment banking department who manage client relations with the component-companies. Lehman Brothers Inc.'s compliance department will monitor and review the personal trading activities of the Lehman Brothers Inc. employees who know the identities of the component-companies prior to their release to the public. In addition, certain employees of the American Stock Exchange will know the identities of the component-companies prior to their release. In order to prepare for the dissemination of the index levels, including the preparation of the exchange's systems, employees of the American Stock Exchange must know the identities of the component- companies.

PERFORMANCE RECORD OF THE 10 UNCOMMON VALUES PORTFOLIOS GENERALLY

Lehman Brothers Inc. has calculated for each year in the period 1949-2000, results of investment in the 10 Uncommon Values portfolios assuming:

o purchase of approximately equal dollar amounts of each of the 10 Uncommon Values common stock or other equity securities selected in a given year at the closing sale prices immediately prior to the announcement of the choices;

o all ten common stocks or other equity securities are held for approximately twelve months, generally ending on June 30; and

o the portfolio is sold at the closing sale prices on the trading day prior to the announcement of the new 10 Uncommon Values common stock selections.

These calculations do not include accumulation or reinvestment of dividends and do not take into account capital gains taxes and brokerage commissions. The calculation of the historical performance figures differs from the method that will be used to determine the ending index level and the amount payable on the stated maturity date and the calculation of the 10 Uncommon Values index that will be disseminated by the American Stock Exchange. The historical performance of the 10 Uncommon Values was determined using the closing sale prices of the common stocks or other equity securities underlying the 10 Uncommon Values on the trading day prior to the announcement of the new common stocks or other equity securities that would underlie the 10 Uncommon Values for the next twelve months. In contrast, the ending index level and the amount payable on the stated maturity date will be determined by using the closing price of the common stocks and other equity securities underlying the index and any cash included in the index.

Between 1949 and 2000, of the 520 common stocks recommended, 347 advanced, 170 declined and 3 remained unchanged in the year of the recommendation. During this period, the 10 Uncommon Values portfolio has outperformed the S&P 500 in 38 of 52 years. The level of the 10 Uncommon Values portfolio has declined in 12 of 52 years. The charts below set forth for each year in the period 1949-2000:

o     the percentage change in the S&P 500;

o     the percentage change in the 10 Uncommon Values; and

o the number of 10 Uncommon Values stocks in each year that advanced, declined or remained unchanged


                                                                  10 UNCOMMON
                       PERCENTAGE CHANGE                         VALUES STOCKS
                  ----------------------------              -----------------------
                               10 UNCOMMON
  YEAR              S&P 500       VALUES         ADVANCE       DECLINE   UNCHANGED
--------          ----------- ---------------- -----------  ----------- -----------

1949...........       23.03%       46.49%         10               0          0
1950...........       17.78        40.85          10               0          0
1951...........       17.44        14.54           8               2          0
1952...........       -3.63        -4.67           4               6          0
1953...........       21.00        33.64          10               0          0
1954...........       40.47        51.49          10               0          0
1955...........       14.48        -1.78           5               5          0
1956...........        0.62        11.80           7               3          0
1957...........       -4.99        -4.65           3               7          0
1958...........       29.13        62.49          10               0          0
1959...........       -1.79        -7.48           3               7          0
1960...........       13.44        34.40          10               0          0
1961...........      -12.54        -9.51           2               8          0
1962...........       24.36        45.05          10               0          0
1963...........       15.15        25.69          10               0          0
1964...........        2.68         5.12           6               4          0
1965...........        2.17        18.89           7               2          1
1966...........        7.07        17.72           7               3          0
1967...........        9.60        22.97           9               1          0
1968...........       -2.26        28.00          10               0          0
1969...........      -24.51       -38.47           2               8          0
1970...........       33.37        52.48           9               1          0
1971...........        9.34        10.08           5               5          0
1972...........       -2.69       -23.73           2               8          0
1973...........      -17.51       -11.91           3               7          0
1974...........       10.69        30.82           8               2          0
1975...........        9.55        11.22           8               1          1
1976...........       -3.64         3.41           5               5          0
1977...........       -4.93        19.62           6               4          0
1978...........        7.73         5.00           6               4          0
1979...........       11.01        22.23           6               4          0
1980...........       14.85        24.72           8               1          1
1981...........      -16.46        -9.85           3               7          0
1982...........       53.37       124.90           9               1          0
1983...........       -8.88       -15.33           1               9          0
1984...........       25.24        39.62          10               0          0
1985...........       30.75        29.13           6               4          0
1986...........       21.19         3.06           6               4          0
1987...........      -10.03        -8.15           2               8          0
1988...........       16.26        13.99           6               4          0
1989...........       12.59        15.98           6               4          0
1990...........        3.67         7.02           8               2          0
1991...........        9.96         9.41           8               2          0
1992...........       10.39        35.37           9               1          0
1993...........       -1.39        22.33           8               2          0
1994...........       22.62        13.01           8               2          0
1995...........       23.11        31.41           9               1          0
1996...........       31.99        36.54           8               2          0
1997...........       28.10        48.60           7               3          0
1998...........       21.07        51.16           9               1          0


                                                                  10 UNCOMMON
                       PERCENTAGE CHANGE                         VALUES STOCKS
                  ----------------------------              -----------------------
                               10 UNCOMMON
  YEAR              S&P 500       VALUES         ADVANCE       DECLINE   UNCHANGED
--------          ----------- ---------------- -----------  ----------- -----------

1999...........        5.67        14.62            4              6          0
2000...........      -15.93       -41.15            1              9          0
                                                  ---            ---          -
                                                  347            170          3
                                                  ===            ===          =


The results of ownership of notes will not be the same as the results of ownership of the underlying common stocks or other equity securities and from investment results which may be calculated by Lehman Brothers Inc. using the assumptions above.

This past record does not guarantee that this record will continue in the future. The performance information and the charts above represent past performance of the 10 Uncommon Values portfolios and not the performance of the notes. The notes have no performance history. In addition, the price used to determine the multiplier for each underlying common stock or other equity security will not be the closing price of the security on the day prior to the date the multiplier is determined; rather, it will be the average execution price for the security that an affiliate of Lehman Brothers Holdings pays to hedge Lehman Brothers Holdings' obligations under the notes on the date Lehman Brothers Inc. announces the ten new common stocks or other equity securities that will make up the 10 Uncommon Values index for the upcoming year.

In selecting the 10 Uncommon Values common stocks or other equity securities, Lehman Brothers Holdings does not express any belief as to the potential of those common stocks or other equity securities for capital appreciation over a period longer than one year. There is, of course, no assurance that the notes will appreciate in value or, in fact, that they will have any value. See "Risk Factors" beginning on page S-6.

MAINTENANCE OF THE 10 UNCOMMON VALUES INDEX

The 10 Uncommon Values index will represent an equal dollar-weighted portfolio of the common stocks or other equity securities of the ten companies underlying the 10 Uncommon Values for each twelve-month period. The level of the index will increase or decrease by the performance of the common stocks and other equity securities that make up the 10 Uncommon Values index from time to time. The level of the 10 Uncommon Values index will also include any cash in the index.

The American Stock Exchange will calculate and disseminate the level of the 10 Uncommon Values index every 15 seconds via the Consolidated Tape Association Network B. It will use, to the extent possible, the most recent sale prices of the underlying common stocks and other equity securities reported by the primary exchanges, trading systems or markets on which the common stocks and other equity securities are listed or traded. At the beginning of each day that the 10 Uncommon Values index is calculated, the initial level of the index will be the same as the ending level from the previous day that the index level is calculated. As opening trades in the underlying common stocks and other equity securities are reported by the primary exchanges, trading systems or markets, these trades will be reflected in the published index, to the extent possible.

To the extent a foreign security underlies the 10 Uncommon Values index, the American Stock Exchange will value the underlying security at least once each day. If the American Stock Exchange is not able to value a foreign security more than once each day, it will use the most recent sales price from the primary exchange, trading system or market in that security's home market quoted at 4:00 p.m., New York City time. The official W.M. Reuters spot closing rates will be used to convert non-U.S. traded securities prices from the respective countries' currencies to U.S. dollars, if available. If there are several quotes, the first quoted rate in that minute will be used to calculate the 10 Uncommon Values index. If there is no such exchange rate for a country's currency at 11:00 a.m., New York City time, securities will be valued at the last available U.S. dollar cross-rate quote before 11:00 a.m., New York City time. To the extent that the American Stock Exchange is unable to obtain such information, the calculation agent will provide such information, using the above sources, to the American Stock Exchange.

Furthermore, to the extent the American Stock Exchange is unable to obtain other information as to values essential to the American Stock Exchange's calculation and dissemination of the 10 Uncommon Values index of the above information is unable to obtained, the calculation agent will provide that information to the American Stock Exchange. See "Description of the Notes"Calculation agent" for a description of the methods the calculation agent will use to determine those values. The calculation process will continue throughout each day that the 10 Uncommon Values index is calculated.

After the close of trading on each day that the 10 Uncommon Values index is calculated, the index will continue to be updated to reflect the effects of any corrections, cancellations or late reported sales until the time at which the New York Stock Exchange disseminates its closing summary reports showing closing prices. The closing summaries for the primary exchanges, trading system or markets will generally be considered the definitive source of closing price data when available. For purposes of determining the index levels, "close of trading" or "closing" means 4:00 p.m., New York City time.

The 10 Uncommon Values index will be monitored daily for various types of corporate actions that may require an adjustment to the index. See "--Adjustments to the multipliers and the 10 Uncommon Values index."

Lehman Brothers Holdings expects that the announcement of the ten common stocks or other equity securities that will make up the 10 Uncommon Values index will be made on or about July 1 of each year during the term of the notes. The calculation agent will determine the closing level of the 10 Uncommon Values index for each twelve-month period ending on or about June 30 based on the primary exchange's, trading system's or trading market's closing prices of the common stocks and other equity securities underlying the index together with any cash included in the index, in each case, on the trading day prior to the announcement of the new common stocks or other equity securities that will make up the 10 Uncommon Values index. The level of the index so determined will then be assumed to be used to buy, on the next trading day, equal dollar amounts of the ten common stocks or other equity securities that will underlie the 10 Uncommon Values index for the next twelve-month period using the average execution price for those common stocks or other equity securities that an affiliate of Lehman Brothers Holdings pays to hedge Lehman Brothers Holdings' obligations under the notes. As a result, when the new common stocks or other equity securities that will underlie the 10 Uncommon Values index are announced, the level of the index will not change until the affiliate of Lehman Brothers Holdings completes its purchases of these new common stocks or other equity securities. The calculations will not include accumulation or reinvestment of dividends and will not take into account capital gains taxes and brokerage commissions.

For example, assume that after the first twelve months, on the day prior to the day on which Lehman Brothers Inc. announces the new common stocks or other equity securities that make up the 10 Uncommon Values index, the closing level of the index was 125. When Lehman Brothers Inc. selects the ten new common stocks or other equity securities that will make up the index for the upcoming year, the index will start at 125 and be split as equally as possible on an equal-dollar basis among the ten new common stocks or other equity securities.

If, for purposes of determining the closing level of the 10 Uncommon Values index, a market disruption event for any underlying common stock or other equity security occurs on the day on which the closing sales prices are to be determined, then the price of that common stock or other equity security will be initially determined using the closing price on the previous business day on which there was not a market disruption event. The closing price that was initially determined will then be adjusted, once a market disruption event ceases to exist, to equal the average execution price an affiliate of Lehman Brothers Holdings receives upon the sale of that common stock or other equity security used to hedge Lehman Brothers Holdings' obligations under the notes. Corresponding adjustments will then be made to the multipliers for the new common stocks or other equity securities underlying the 10 Uncommon Values index.

Lehman Brothers Holdings or its affiliates, including Lehman Brothers Inc., may from time to time engage in business with one or more of the issuers of the underlying common stocks, other equity securities or, in the case of American Depositary Receipts, the underlying foreign shares, or with persons seeking to acquire these issuers. The services provided may include advisory services to the issuers or other persons, including merger and acquisition advisory services. In the course of its business, Lehman Brothers Holdings or its affiliates, including Lehman Brothers Inc., may acquire non-public information with respect to these issuers. In addition, one or more affiliates of Lehman Brothers Holdings may publish research reports with respect to these issuers. The actions may directly adversely affect the market prices of the underlying common stock or other equity securities.

The following is a list of the ten common stocks that will initially make up the 10 Uncommon Values index for the twelve-month period beginning on June 28, 2001 and their industry group, principal trading market, stock symbol and multiplier.



Issuer                      Industry Group(1)   Principal Trading Market   Stock Symbol           Multiplier
------                      --------------      ------------------------   ------------           ----------
Alcoa Inc.                  Mining                  NYSE                   AA                     0.250229
Bed Bath & Beyond Inc.      Retail                  NASDAQ                 BBBY                   0.333016
Concord EFS, Inc.           Commercial Services     NASDAQ                 CEFT                   0.178434
Comcast Corporation         Media                   NASDAQ                 CMCSK                  0.230819
Cisco Systems, Inc.         Telecommunications      NASDAQ                 CSCO                   0.530268
Harley-Davidson, Inc.       Leisure Time            NYSE                   HDI                    0.204234
Liberty Media Corporation   Media                   NYSE                   LMG/A                  0.603275
Mirant Corporation          Electric                NYSE                   MIR                    0.285628
Washington Mutual, Inc.     Savings & Loans         NYSE                   WM                     0.266750
Waste Management, Inc.      Environmental Control   NYSE                   WMI                    0.328213

----------

(1) As designated by Lehman Brothers Inc.'s Equity Research Department


NOTICE OF LEVEL OF AND COMMON STOCKS OR OTHER EQUITY SECURITIES UNDERLYING THE 10 UNCOMMON VALUES INDEX

By July 15 of each of 2002, 2003, 2004 and 2005, Lehman Brothers Holdings will send notice to DTC of the following:

o     the level of the 10 Uncommon Values index as of July 1 of that year;

o the ten new common stocks or other equity securities that will make up the 10 Uncommon Values index for the twelve months beginning on or about July 1 of that year; and

o the number of shares, including fractions of a share, of each of the ten common stocks or other equity securities underlying the index. In this prospectus supplement, that number of shares is also sometimes called a "multiplier."

The ten new common stocks or other equity securities that will make up the 10 Uncommon Values index beginning on or about July 1, 2005 will remain in the index until the stated maturity date, including any postponement of the stated maturity date.

Lehman Brothers Holdings will request DTC to send a copy of that notice to each of its participants, who are expected to forward a copy to the beneficial owners.

You may obtain a listing of the common stocks and other equity securities included in the index from Lehman Brothers Inc.'s website at http://www.lehman.com. You may also obtain the level of the 10 Uncommon Values index from the Bloomberg(R) service under the symbol "UVT", beginning on or about June 29, 2001.

THE MULTIPLIERS FOR THE UNDERLYING COMMON STOCKS OR OTHER EQUITY SECURITIES

The initial multiplier for each common stock or each other equity security underlying the 10 Uncommon Values index will be the number of shares, or fraction of a share, of each common stock or other security required to be included in the calculation of the index so that each common stock represents 10% of the index on an equal dollar-weighted basis. The price used to determine the multiplier for each underlying common stock or other equity security will be the average execution price for the security that an affiliate of Lehman Brothers Holdings pays to hedge Lehman Brothers Holdings' obligations under the notes on the date that Lehman Brothers Inc. announces the ten new common stocks or other equity securities that will make up the 10 Uncommon Values index for the upcoming year. This date will be on or about July 1 of each year. The multipliers for each security will remain constant for the next twelve months unless adjusted for the extraordinary corporate events described below. Each multiplier will be rounded at the calculation agent's discretion.

ADJUSTMENTS TO THE MULTIPLIERS AND THE 10 UNCOMMON VALUES INDEX

Adjustments to a multiplier and the 10 Uncommon Values index will be made in the circumstances described below. For purposes of these adjustments, except as noted below, ADRs are treated like common stock if a comparable adjustment to the foreign shares underlying the ADRs is made pursuant to the terms of the depository arrangement for the ADRs or if the holders of ADRs are entitled to receive property in respect of the underlying foreign share.

o If an underlying common stock is subject to a stock split or reverse stock split, then once the split has become effective, the multiplier relating to the common stock will be adjusted. The multiplier will be adjusted to equal the product of the number of shares outstanding after the split with respect to each share immediately prior to effectiveness of the split and the prior multiplier.

o If an underlying common stock is subject to an extraordinary stock dividend or extraordinary stock distribution that is given equally to all holders of shares, then once the common stock is trading ex-dividend, the multiplier will be increased by the product of the number of shares issued with respect to one share and the prior multiplier.

o If the issuer of an underlying common stock, or, in the case of an ADR, the issuer of the underlying foreign share, is being liquidated or dissolved or is subject to a proceeding under any applicable bankruptcy, insolvency or other similar law, the common stock will continue to be included in the 10 Uncommon Values index so long as the primary exchange, trading system or market is reporting a market price for the common stock. If a market price, including a price on a bulletin board service, is no longer available for an underlying common stock, then the value of the underlying common stock will equal zero for so long as no market price is available, and no attempt will be made to find a replacement stock or increase the level of the 10 Uncommon Values index to compensate for the deletion of the underlying common stock.

o If the issuer of an underlying common stock, or, in the case of an ADR, the issuer of the underlying foreign share, has been subject to a merger or consolidation and is not the surviving entity and holders of the underlying common stock are entitled to receive cash, securities, other property or a combination thereof in exchange for the underlying common stock, then the following will be included in the 10 Uncommon Values index:

      o To the extent cash is received, the 10 Uncommon Values index will include the amount of the cash consideration at the time holders are entitled to receive the cash consideration, plus accrued interest. Interest will accrue beginning the first London business day after the day that holders are entitled to receive the cash consideration until the day that the new common stocks or other equity securities are chosen for the index. Interest will accrue at a rate equal to LIBOR with a term corresponding to the interest accrual period stated in the preceding sentence.

      o To the extent that equity securities that are traded or listed on an exchange, trading system or market are received, once the exchange for the new securities has become effective, the former underlying common stock will be removed from the 10 Uncommon Values index and the new securities will be added to the index. The multiplier for the new underlying securities will equal the product of the last value of the multiplier of the original underlying common stock and the number of securities of the new underlying security exchanged with respect to one share of the original underlying common stock.

      o To the extent that equity securities that are not traded or listed on an exchange, trading system or market or non-equity securities or other property (other than cash) are received, the calculation agent will determine the fair market value of the securities or other property received and the 10 Uncommon Values index will include an amount of cash equal to the product of the multiplier and the fair market value. The index will also include accrued interest on that amount. Interest will accrue beginning the first London business day after the day that an affiliate of Lehman Brothers Holdings sells the securities or other property used to hedge Lehman Brothers Holdings' obligations under the notes until the day that the new common stocks or other equity securities are chosen for the 10 Uncommon Values index. Interest will accrue at a rate equal to LIBOR with a term corresponding to the interest accrual period stated in the preceding sentence.

o If all of the underlying common stock of an issuer is converted into or exchanged for the same or a different number of shares of any class or classes of common stock other than the underlying common stock, whether by capital reorganization, recapitalization or reclassification, then, once the conversion has become effective, the former underlying common stock will be removed from the 10 Uncommon Values index and the new common stock will be added to the index. The multiplier for each new underlying common stock will equal the product of the last value of the multiplier of the original underlying common stock and the number of shares of the new underlying common stock issued with respect to one share of the original underlying common stock.

o If the issuer of an underlying common stock, or, in the case of an ADR, the issuer of the underlying foreign share, issues to all of its shareholders common stock or another equity security that is traded or listed on an exchange, trading system or market of an issuer other than itself, then the new common stock or other equity security will be added to the 10 Uncommon Values index as a new underlying common stock or other equity security. The multiplier for the new underlying common stock or other equity security will equal the product of the last value of the multiplier with respect to the original common stock and the number of shares of the new underlying common stock or other equity security issued with respect to one share of the original underlying common stock.

o If an ADR is no longer listed or admitted to trading on a United States securities exchange registered under the Securities Exchange Act or is no longer a security quoted on the Nasdaq Stock Market, Inc., then the foreign share underlying the ADR will be deemed to be a new underlying common stock. The initial multiplier for that new underlying common stock will equal the last value of the multiplier for the ADR multiplied by the number of underlying foreign shares represented by a single ADR.

o If an underlying common stock is subject to an extraordinary dividend or an extraordinary distribution, including upon liquidation or dissolution, of cash, equity securities that are not traded or listed on an exchange, trading system or market, non-equity securities or other property of any kind which is received equally by all holders of its common stock, then the 10 Uncommon Values index will include the following:

      o To the extent cash is entitled to be received, the 10 Uncommon Values index will include on each day after the time that the common stock trades ex-dividend until the date the cash consideration is entitled to be received, the present value of the cash to be received, discounted at a rate equal to LIBOR, with a term beginning that day and ending on the date that the cash is entitled to be received. When the cash consideration is received, the 10 Uncommon Values index will include the amount of the cash consideration, plus accrued interest. Interest will accrue beginning the first London business day after the day that holders receive the cash consideration until the day that the new common stocks or other equity securities are chosen for the index. Interest will accrue at a rate equal to LIBOR with a term corresponding to the interest accrual period stated in the preceding sentence.

      o To the extent that equity securities that are not traded or listed on an exchange, trading system or market or non-equity securities or other property (other than cash) are received, the calculation agent will determine the fair market value of the securities or other property received and the 10 Uncommon Values index will include an amount of cash equal to the product of the multiplier and the fair market value. The index will also include accrued interest on that amount. Interest will accrue beginning the first London business day after the day that an affiliate of Lehman Brothers Holdings sells the securities or other property used to hedge Lehman Brothers Holdings' obligations under the notes until the day that the new common stocks or other equity securities are chosen for the index. Interest will accrue at a rate equal to LIBOR with a term corresponding to the interest accrual period stated in the preceding sentence.

      o If similar corporate events occur with respect to the issuer of an equity security other than common stock that is included in the 10 Uncommon Values index, adjustments similar to the above will be made for that equity security.

The payment of an ordinary cash dividend from current income or retained earnings will not result in an adjustment to the multiplier or entitle you to any cash payments.

No adjustments of any multiplier of an underlying common stock will be required unless the adjustment would require a change of at least .1% (.001) in the multiplier then in effect. The multiplier resulting from any of the adjustments specified above will be rounded at the calculation agent's discretion.

The notes are not sponsored, endorsed, sold or promoted by the American Stock Exchange. No inference should be drawn from the information contained in this prospectus supplement that the American Stock Exchange makes any representation or warranty, implied or express, to Lehman Brothers Holdings, you or any member of the public regarding the advisability of investing in securities generally or in the notes in particular or the ability of the 10 Uncommon Values index to trace general stock market performance. The American Stock Exchange is not responsible for, and has not participated in the determination of the timing of, prices for, or quantities of, the notes to be issued or in the determination or calculation of the amount you receive upon maturity, redemption or repurchase. The American Stock Exchange has no obligation or liability in connection with the administration, marketing or trading of the notes.

Except with respect to the responsibility of the calculation agent to make certain calculations as described in this prospectus supplement, none of Lehman Brothers Holdings, the calculation agent or the underwriter accept any responsibility for the calculation, maintenance or publication of the 10 Uncommon Values index.

The American Stock Exchange disclaims all responsibility for any inaccuracies in the data on which the 10 Uncommon Values index is based, or any mistakes or errors or omissions in the calculation or dissemination of the 10 Uncommon Values index or for the manner in which the 10 Uncommon Values index is applied in determining the amount you receive upon maturity, redemption or repurchase.

                              UNITED STATES FEDERAL
                             INCOME TAX CONSEQUENCES


The following is a summary of the material United States federal income tax consequences of the purchase, ownership, and disposition of notes as of the date of this prospectus supplement. Except where noted, this summary deals only with a note held as a capital asset by a United States holder who purchases the note on original issue at its initial offering price, and it does not deal with special situations. For example, this summary does not address:

o tax consequences to holders who may be subject to special tax treatment, such as dealers in securities or currencies, traders in securities that elect to use the mark-to-market method of accounting for their securities, financial institutions, regulated investment companies, real estate investment trusts, tax-exempt entities or insurance companies;

o tax consequences to persons holding notes as part of a hedging, integrated, constructive sale or conversion transaction or a straddle;

o tax consequences to holders of notes whose "functional currency" is not the U.S. dollar;

o     alternative minimum tax consequences, if any; or

o     any state, local or foreign tax consequences.

The discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended (which we refer to as the Code), and regulations, rulings and judicial decisions as of the date of this prospectus supplement. Those authorities may be changed, perhaps retroactively, so as to result in United States federal income tax consequences different from those discussed below.

If a partnership holds the notes, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding the notes, you should consult your own tax advisors.

If you are considering the purchase of notes, you should consult your own tax advisors concerning the federal income tax consequences in light of your particular situation and any consequences arising under the laws of any other taxing jurisdiction.

UNITED STATES HOLDERS

The following discussion is a summary of certain United States federal tax consequences that will apply to you if you are a United States holder of notes.

For purposes of this discussion, a United States holder is the beneficial owner of a note that is for United States federal income tax purposes:

o     a citizen or resident of the United States;

o a corporation or partnership created or organized in or under the laws of the United States or any political subdivision of the United States;

o an estate the income of which is subject to United States federal income taxation regardless of its source; or

o a trust (1) that is subject to the primary supervision of a court within the United States and one or more United States persons has the authority to control all substantial decisions of the trust or (2) that has a valid election in effect under applicable Treasury regulations to be treated as a United States person.

A Non-United States holder is the beneficial owner of a note that is not a United States holder.

   ACCRUAL OF INTEREST

The Treasury regulations that apply to contingent payment debt obligations will apply to the notes. All payments on the notes including stated interest will be taken into account under these Treasury regulations and actual cash payments of interest on the notes will not be reported separately as taxable income. As discussed more fully below, the effect of these Treasury regulations will be to:

o require you, regardless of your usual method of tax accounting, to use the accrual method with respect to the notes;

o result in the accrual of original issue discount by you in excess of stated interest payments actually received by you; and

o generally result in ordinary rather than capital treatment of any gain, and to some extent loss, on the sale, exchange, repurchase or redemption of the notes.

Under the contingent payment debt rules, you will be required to include original issue discount in income each year, regardless of your usual method of tax accounting, based on the "comparable yield" of the notes which will generally be the rate at which Lehman Brothers Holdings would issue a fixed rate debt instrument with terms and conditions similar to the notes.

Lehman Brothers Holdings is required to provide the comparable yield to you and, solely for tax purposes, is also required to provide a projected payment schedule that includes the actual interest payments on the notes and estimates the amount and timing of the contingent payment on the notes. Lehman Brothers Holdings has determined that the comparable yield is an annual rate of 5.835%, compounded semi-annually. Based on the comparable yield, the projected payment schedule per $1,000 note is $1.25 semi-annually and $1,320.17 due on the stated maturity date which includes the final interest payment.

THE COMPARABLE YIELD AND THE PROJECTED PAYMENT SCHEDULE ARE NOT PROVIDED FOR ANY PURPOSE OTHER THAN THE DETERMINATION OF YOUR INTEREST ACCRUALS AND ADJUSTMENTS THEREOF IN RESPECT OF THE NOTES AND DO NOT CONSTITUTE A REPRESENTATION REGARDING THE ACTUAL AMOUNT OF THE PAYMENTS ON A NOTE.

The amount of original issue discount on a note for each accrual period is determined by multiplying the comparable yield of the note, adjusted for the length of the accrual period, by the note's adjusted issue price at the beginning of the accrual period, determined in accordance with the rules set forth in the contingent payment debt rules. The amount of original issue discount so determined is then allocated on a ratable basis to each day in the accrual period that you held the note. Lehman Brothers Holdings is required to provide information returns stating the amount of original issue discount accrued on notes held of record by persons other than corporations and other exempt owners.

If the actual contingent payment made on the notes at maturity differs from the projected contingent payment, an adjustment will be made for the difference. A positive adjustment, for the amount by which an actual payment exceeds the projected contingent payment, will be treated as additional original issue discount in the current year. A negative adjustment will:

o first, reduce the amount of original issue discount required to be accrued in the current year; and

o second, any negative adjustments that exceed the amount of original issue discount accrued in the current year will be treated as ordinary loss to the extent of your total prior original issue discount inclusions with respect to the note.

You are generally bound by the above comparable yield and projected payment schedule. However, if you believe that Lehman Brothers Holdings' projected payment schedule is unreasonable, you may set your own projected payment schedule so long as you explicitly disclose the use of, and the reason for, that schedule. Unless otherwise prescribed by the Commissioner of the Internal Revenue Service, that disclosure must be made in a statement attached to your timely filed federal income tax return for the taxable year in which a note is acquired.

   SALE, EXCHANGE OR OTHER DISPOSITION OF NOTES

Upon the sale, exchange, repurchase or redemption of a note, you will recognize gain or loss equal to the difference between your amount realized and your adjusted tax basis in the note. Such gain on a note generally will be treated as ordinary income. Loss from the disposition of a note will be treated as ordinary loss to the extent of your prior net original issue discount inclusions with respect to the note. Any loss in excess of that amount will be treated as capital loss.

Special rules apply in determining the tax basis of a note. Your basis in a note is generally increased by any original issue discount you previously accrued on the note, and reduced by the projected amount of any payments previously scheduled to be made.

NON-UNITED STATES HOLDERS

The following discussion is a summary of certain United States federal tax consequences that will apply to you if you are a Non-United States holder of notes. Special rules may apply to you if you are a controlled foreign corporation, passive foreign investment company, foreign personal holding company or an individual who is a United States expatriate and therefore subject to special treatment under the Code. You should consult your own tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to you.

   UNITED STATES FEDERAL WITHHOLDING TAX

The 30% U.S. federal withholding tax will not apply to any payment of principal or interest, including original issue discount, on a note provided that:

o you do not actually, or constructively, own 10% or more of the total combined voting power of all classes of Lehman Brothers Holdings' voting stock within the meaning of the Code and the Treasury regulations;

o you are not a controlled foreign corporation that is related to Lehman Brothers Holdings through stock ownership;

o     you are not a bank whose receipt of interest on a note is described in
      Section 881(c)(3)(A) of the Code; and

o (1) you provide your name and address on an IRS Form W-8BEN (or successor form) and certify, under penalty of perjury, that you are not a United States holder or (2) you hold your notes through certain foreign intermediaries and you satisfy the certification requirements of applicable Treasury regulations. Special certification rules apply to certain Non-United States holders that are pass-through entities rather than individuals.

If you cannot satisfy the requirements described above, payments of interest, including original issue discount, made to you will be subject to the 30% U.S. federal withholding tax, unless you provide Lehman Brothers Holdings with a properly executed (1) IRS Form W-8BEN claiming an exemption from, or reduction in, withholding under the benefit of an applicable tax treaty or (2) IRS Form W-8ECI stating that interest paid on a note is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the United States.

      UNITED STATES FEDERAL INCOME TAX

Any interest, including original issue discount, gain or income on a note will generally be subject to U.S. federal income tax if you are engaged in a trade or business in the United States, and interest, gain or income on the notes is effectively connected with the conduct of that trade or business. In such case, you will be subject to U.S. federal income tax on such interest, gain or income on a net income basis in the same manner as if you were a United States holder. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30%, or lower applicable treaty rate, of your earnings and profits for the taxable year, subject to adjustments, that are effectively connected with the conduct by you of a trade or business in the United States. For this purpose, effectively connected interest, including original issue discount, gain and income on the notes will be included in earnings and profits.

      UNITED STATES FEDERAL ESTATE TAX

Your estate will not be subject to U.S. federal estate tax on notes beneficially owned by you at the time of your death, provided that (1) you do not own 10% or more of the total combined voting power of all classes of Lehman Brothers Holdings voting stock, within the meaning of the Code and the Treasury regulations, and (2) interest, including original issue discount, on that note would not have been, if received at the time of your death, effectively connected with the conduct by you of a trade or business in the United States.

INFORMATION REPORTING AND BACKUP WITHHOLDING

If you are a United States holder of notes, information reporting requirements will generally apply to all payments Lehman Brothers Holdings makes to you and the proceeds from the sale of a note made to you, unless you are an exempt recipient such as a corporation. Backup withholding tax will apply to those payments if you fail to provide a taxpayer identification number, a certification of exempt status, or if you fail to report in full interest income.

If you are a Non-United States holder of notes, you will not be required to pay backup withholding and provide information reporting regarding payments Lehman Brothers Holdings makes to you provided that Lehman Brothers Holdings does not have actual knowledge that you are a United States holder and Lehman Brothers Holdings has received from you the statement described above under "Non-United States Holders-United States federal withholding tax." In addition, you will not be required to pay backup withholding and provide information reporting regarding the proceeds of the sale of a note within the United States or conducted through certain U.S.-related financial intermediaries, if the payor receives the statement described above and does not have actual knowledge that you are a United States holder, or you otherwise establish an exemption.

Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against your U.S. federal income tax liability provided the required information is furnished to the Internal Revenue Service.

                               BOOK-ENTRY ISSUANCE


The notes will be represented by one or more global securities that will be deposited with and registered in the name of DTC or its nominee. This means that Lehman Brothers Holdings will not issue certificates to you for the notes. Each global security will be issued to DTC which will keep a computerized record of its participants (for example, a broker) whose clients have purchased the notes. Each participant will then keep a record of its clients. Unless it is exchanged in whole or in part for a certificated security, a global security may not be transferred. However, DTC, its nominees and their successors may transfer a global security as a whole to one another.

Beneficial interests in a global security will be shown on, and transfers of the global security will be made only through, records maintained by DTC and its participants. DTC holds securities that its direct participants deposit with DTC. DTC also records the settlements among direct participants of securities transactions, such as transfers and pledges, in deposited securities through computerized records for direct participants' accounts. This eliminates the need to exchange certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC's book-entry system is also used by other organizations such as securities brokers and dealers, banks and trust companies that work through a direct participant.

When you purchase notes through the DTC system, the purchases must be made by or through a direct participant, who will receive credit for the notes on DTC's records. Since you actually own the notes, you are the beneficial owner. Your ownership interest will only be recorded on the direct or indirect participants' records. DTC has no knowledge of your individual ownership of the notes. DTC's records only show the identity of the direct participants and the amount of the notes held by or through them. You will not receive a written confirmation of your purchase or sale or any periodic account statement directly from DTC. You should instead receive these from your direct or indirect participant. As a result, the direct or indirect participants are responsible for keeping accurate account of the holdings of their customers like you.

The trustee for the notes will wire payments on the notes to DTC's nominee. Lehman Brothers Holdings and the trustee will treat DTC's nominee as the owner of each global security for all purposes. Accordingly, Lehman Brothers Holdings, the trustee and any paying agent will have no direct responsibility or liability to pay amounts due on the global security to you or any other beneficial owners in the global security. Any redemption notices will be sent by Lehman Brothers Holdings directly to DTC, who will in turn inform the direct participants or the indirect participants, who will then contact you as a beneficial holder. If less than all of the notes are being redeemed, DTC will proportionally allot the amount of the interest of each direct participant to be redeemed.

It is DTC's current practice, upon receipt of any payment of interest, distributions or liquidation amount, to proportionally credit direct participants' accounts on the payment date based on their holdings. In addition, it is DTC's current practice to pass through any consenting or voting rights to the participants by using an omnibus proxy. Those participants in turn will make payments to and solicit votes from you, the ultimate owner of notes based on customary practices. Payments to you will be the responsibility of the participants and not of DTC, the trustee or Lehman Brothers Holdings.

Notes represented by a global security will be exchangeable for certificated securities with the same terms in authorized denominations only if:

o DTC is unwilling or unable to continue as depositary or ceases to be a clearing agency registered under applicable law and a successor is not appointed by Lehman Brothers Holdings within 90 days; or

o Lehman Brothers Holdings decides to discontinue use of the book-entry system.

If the global security is exchanged for certificated securities, the trustee will keep the registration books for the notes at its corporate office and follow customary practices and procedures.

DTC has provided Lehman Brothers Holdings with the following information: DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the United States Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered under the provisions of Section 17A of the Securities Exchange Act of 1934. DTC is owned by a number of its direct participants and by the New York Stock Exchange, the American Stock Exchange and the National Association of Securities Dealers, Inc. The rules that apply to DTC and its participants are on file with the SEC.

CLEARSTREAM AND EUROCLEAR

Links have been established among DTC, Clearstream Banking and Euroclear (two European book-entry depositories similar to DTC), to facilitate the initial issuance of the notes and cross-market transfers of the notes associated with secondary market trading.

Although DTC, Clearstream and Euroclear have agreed to the procedures provided below in order to facilitate transfers, they are under no obligation to perform those procedures and those procedures may be modified or discontinued at any time.

Clearstream and Euroclear will record the ownership interests of their participants in much the same way as DTC, and DTC will record the aggregate ownership of each U.S. agent of Clearstream and Euroclear, as participants in DTC.

When notes are to be transferred from the account of a DTC participant to the account of a Clearstream participant or a Euroclear participant, the purchaser must send instructions to Clearstream or Euroclear through a participant at least one business day prior to settlement. Clearstream or Euroclear, as the case may be, will instruct its U.S. agent to receive the notes against payment. After settlement, Clearstream or Euroclear will credit its participant's account. Credit for the notes will appear on the next day, European time.

Because the settlement is taking place during New York business hours, DTC participants can employ their usual procedures for sending notes to the relevant U.S. agent acting for the benefit of Clearstream or Euroclear participants. The sale proceeds will be available to the DTC seller on the settlement date. Thus, to the DTC participant, a cross-market transaction will settle no differently than a trade between two DTC participants.

When a Clearstream or Euroclear participant wishes to transfer notes to a DTC participant, the seller must send instructions to Clearstream or Euroclear through a participant at least one business day prior to settlement. In these cases, Clearstream or Euroclear will instruct its U.S. agent to transfer notes against payment. The payment will then be reflected in the account of the Clearstream or Euroclear participant the following day, with the proceeds back-valued to the value date; which day would be the preceding day, when settlement occurs in New York. If settlement is not completed on the intended value date (I.E., the trade fails), proceeds credited to the Clearstream or Euroclear participant's account would instead be valued as of the actual settlement date.


                                  UNDERWRITING


Lehman Brothers Holdings has agreed to sell to Lehman Brothers Inc., the underwriter, all of the notes.

The underwriter has advised Lehman Brothers Holdings that it proposes to initially offer the notes to the public at the public offering price indicated on the cover page of this prospectus supplement. After the initial public offering of the notes is completed, the public offering price may be changed.

In connection with the offering, the rules of the SEC permit the underwriter to engage in various transactions that stabilize the price of the notes. These transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the notes. If the underwriter creates a short position in the notes in connection with the offering (that is, if it sells a larger number of the notes than is indicated on the cover page of this prospectus supplement), the underwriter may reduce that short position by purchasing notes in the open market.

In general, purchases of a security for the purpose of stabilization or to reduce a syndicate short position could cause the price of the security to be higher than it might otherwise be in the absence of those purchases. Neither Lehman Brothers Holdings nor the underwriter makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither Lehman Brothers Holdings nor the underwriter makes any representation that the underwriter will in fact engage in transactions described in this paragraph, or that those transactions, once begun, will not be discontinued without notice.

The underwriter may not confirm sales to any account over which it exercises discretionary authority without the prior written approval of the customer.

Lehman Brothers Holdings will pay certain expenses, expected to be approximately $25,000, associated with the offer and sale of the notes.

Lehman Brothers Holdings has agreed to indemnify the underwriter against some liabilities, including liabilities under the Securities Act of 1933.

The underwriting arrangements for this offering comply with the requirements of Rule 2720 of the NASD regarding an NASD member firm underwriting securities of its affiliate.

A prospectus supplement and the accompanying prospectus in electronic format may be made available on the Internet sites or through other online services maintained by the underwriter and/or selling group members participating in this offering, or by their affiliates. In those cases, prospective investors may view offering terms online and, depending upon the particular underwriter or selling group member, prospective investors may be allowed to place orders online.

The underwriter may agree with Lehman Brothers Holdings to allocate a specific number of shares for sale to online brokerage account holders. Any such allocation for online distributions will be made by the underwriter on the same basis as other allocations.

Other than the prospectus supplement and the accompanying prospectus in electronic format, the information on the underwriter's or any selling group member's web site and any information contained in any other web site maintained by the underwriter or selling group member is not part of the prospectus supplement, the accompanying prospectus or the registration statement of which this prospectus supplement and the accompanying prospectus form a part, has not been approved and/or endorsed by Lehman Brothers Holdings or the underwriter or any selling group member in its capacity as underwriter or selling group member and should not be relied upon by investors.

                                     EXPERTS

The consolidated financial statements and financial statement schedule of Lehman Brothers Holdings as of November 30, 2000 and 1999, and for each of the years in the three-year period ended November 30, 2000, have been audited by Ernst & Young LLP, independent certified public accountants, as set forth in their report on the consolidated financial statements. The consolidated financial statements and accountant's report are incorporated by reference in Lehman Brothers Holdings' annual report on Form 10-K for the year ended November 30, 2000, and incorporated by reference in this prospectus supplement. The consolidated financial statements of Lehman Brothers Holdings referred to above are incorporated by reference in this prospectus supplement in reliance upon the report given on the authority of Ernst & Young LLP as experts in accounting and auditing.

PROSPECTUS

                                 $1,165,000,000

                         LEHMAN BROTHERS HOLDINGS INC.

MAY OFFER--

                                DEBT SECURITIES
                                    WARRANTS
                               PURCHASE CONTRACTS
                                     UNITS

                                ----------------

    The Securities may be offered in one or more series, in amounts, at prices and on terms to be determined at the time of the offering.

    Lehman Brothers Holdings will provide the specific terms of these securities in supplements to this prospectus. You should read this prospectus and the accompanying prospectus supplement carefully before you invest.

    The securities offered pursuant to this prospectus will have an initial aggregate offering price of up to $1,165,000,000 or the equivalent thereof in one or more foreign currencies, foreign currency units or composite currencies, subject to reduction as a result of the sale under certain circumstances of other securities.

                             ---------------------

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus or any accompanying prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

                             ---------------------

June 21, 2001

                               PROSPECTUS SUMMARY

    This summary provides a brief overview of the key aspects of Lehman Brothers Holdings and all material terms of the offered securities that are known as of the date of this prospectus. For a more complete understanding of the terms of a particular issuance of offered securities, before making your investment decision, you should carefully read:

    - this prospectus, which explains the general terms of the securities that Lehman Brothers Holdings may offer;

    - the accompanying prospectus supplement for such issuance, which explains the specific terms of the securities being offered and which may update or change information in this prospectus; and

    - the documents referred to in "Where You Can Find More Information" on page 6 for information about Lehman Brothers Holdings, including its financial statements.

                         LEHMAN BROTHERS HOLDINGS INC.

    Lehman Brothers Holdings is one of the leading global investment banks, serving institutional, corporate, government and high-net-worth individual clients and customers. The company's worldwide headquarters in New York and regional headquarters in London and Tokyo are complemented by offices in additional locations in the United States, Europe, the Middle East, Latin America and the Asia Pacific region.

    The company's business includes capital raising for clients through securities underwriting and direct placements, corporate finance and strategic advisory services, private equity investments, securities sales and trading, research, and the trading of foreign exchange, derivative products and certain commodities. The company acts as a market-maker in all major equity and fixed income products in both the domestic and international markets. The company is a member of all principal securities and commodities exchanges in the United States, as well as the National Association of Securities Dealers, Inc., and holds memberships or associate memberships on several principal international securities and commodities exchanges, including the London, Tokyo, Hong Kong, Frankfurt, Paris and Milan stock exchanges.

    Lehman Brothers Holdings' principal executive office is at Three World Financial Center, New York, New York 10285, and its telephone number is
(212) 526-7000.

               THE SECURITIES LEHMAN BROTHERS HOLDINGS MAY OFFER

    Lehman Brothers Holdings may use this prospectus to offer up to $1,165,000,000 of:

    - debt securities,

    - warrants,

    - purchase contracts, and

    - units, comprised of two or more debt securities, warrants and purchase contracts, in any combination.

    A prospectus supplement will describe the specific types, amounts, prices and detailed terms of any of these offered securities and may describe certain risks associated with an investment in the securities. Terms used in the prospectus supplement will have the meanings described in this prospectus, unless otherwise specified.

    The debt securities, warrants, purchase contracts and units are unsecured obligations of Lehman Brothers Holdings. Since Lehman Brothers Holdings is a holding company, its cash flow and consequent ability to satisfy its obligations under the offered securities are dependent upon the earnings of its subsidiaries and the distribution of those earnings or loans or other payments by those subsidiaries to Lehman Brothers Holdings. Lehman Brothers Holdings' subsidiaries will have no obligation to pay any amount in respect of offered securities or to make any funds available therefor.

Dividends, loans and other payments by Lehman Brothers Inc. and certain other subsidiaries are restricted by net capital and other rules of various regulatory bodies. Additionally, the ability of Lehman Brothers Holdings to participate as an equity holder in any distribution of assets of any subsidiary is subordinate to the claims of creditors of the subsidiary, except to the extent that any claims Lehman Brothers Holdings may have as a creditor of the subsidiary are judicially recognized.

DEBT SECURITIES

    Debt securities are unsecured general obligations of Lehman Brothers Holdings in the form of senior or subordinated debt. Senior debt includes Lehman Brothers Holdings' notes, debt and guarantees and any other indebtedness for money borrowed that is not subordinated. Subordinated debt, so designated at the time it is issued, will not be entitled to interest, principal or other payments if payments on the senior debt are not made. The senior and subordinated debt will be issued under separate indentures. Neither indenture limits the amount of debt that Lehman Brothers Holdings may issue.

    Debt securities may bear interest at a fixed or a floating rate and may provide that the amount payable at maturity, and/or the amount of interest payable on an interest payment date, will be determined by reference to:

    - securities of one or more issuers, including Lehman Brothers Holdings,

    - one or more currencies,

    - one or more commodities,

    - any other financial, economic or other measure or instrument, including the occurrence or non-occurrence of any event or circumstance, and/or

    - one or more indices or baskets of the items described above.

    For any particular debt securities Lehman Brothers Holdings offers, the prospectus supplement will describe the specific designation, the aggregate principal or face amount and the purchase price; the ranking, whether senior or subordinated; the stated maturity; the redemption terms, if any; the rate or manner of calculating the rate and the payment dates for interest, if any; the amount or manner of calculating the amount payable at maturity and whether that amount may be paid by delivering cash, securities or other property; and any other specific terms.

WARRANTS

    Lehman Brothers Holdings may offer two types of warrants:

    - warrants to purchase Lehman Brothers Holdings' debt securities, and

    - warrants to purchase or sell, or whose cash value is determined by reference to the performance, level or value of, one or more of the following:

       - securities of one or more issuers, including Lehman Brothers Holdings,

       - one or more currencies,

       - one or more commodities,

       - any other financial, economic or other measure or instrument, including the occurrence or non-occurrence of any event or circumstance, and

       - one or more indices or baskets of the items described above.

    For any particular warrants Lehman Brothers Holdings offers, the prospectus supplement will describe the underlying property; the expiration date; the exercise price or the manner of determining the exercise price; the amount and kind, or the manner of determining the amount and kind, of property or cash to be delivered by you or us upon exercise; and any other specific terms. Lehman

Brothers Holdings will issue the warrants under warrant agreements between Lehman Brothers Holdings and one or more warrant agents and may issue warrants under a unit agreement described below.

PURCHASE CONTRACTS

    Lehman Brothers Holdings may offer purchase contracts for the purchase or sale of, or whose cash value is determined by reference to the performance, level or value of, one or more of the following:

    - securities of one or more issuers, including Lehman Brothers Holdings,

    - one or more currencies,

    - one or more commodities,

    - any other financial, economic or other measure or instrument, including the occurrence or non-occurrence of any event or circumstance, and

    - one or more indices or baskets of the items described above.

    For any particular purchase contracts Lehman Brothers Holdings offers, the prospectus supplement will describe the underlying property; the settlement date; the purchase price or manner of determining the purchase price and whether it must be paid when the purchase contract is issued or at a later date; the amount and kind, or the manner of determining the amount and kind, of property or cash to be delivered at settlement; whether the holder will pledge property to secure the performance of any obligations the holder may have under the purchase contract; and any other specific terms. Lehman Brothers Holdings will issue prepaid purchase contracts under an indenture for debt securities described above and may issue purchase contracts under a unit agreement described below.

UNITS

    Lehman Brothers Holdings may offer units, comprised of two or more debt securities, warrants and purchase contracts, in any combination. For any particular units Lehman Brothers Holdings offers, the prospectus supplement will describe the particular securities comprising each unit; the terms on which those securities will be separable, if any; whether the holder will pledge property to secure the performance of any obligations the holder may have under the unit; and any other specific terms of the units. Lehman Brothers Holdings may issue the units under unit agreements between Lehman Brothers Holdings and one or more unit agents.

FORM OF SECURITIES

    Lehman Brothers Holdings will generally issue the securities in book-entry form through one or more depositaries, such as The Depository Trust Company, Euroclear or Clearstream, Luxembourg, named in the applicable prospectus supplement. Each sale of a security in book-entry form will settle in immediately available funds through the depositary, unless otherwise stated. Lehman Brothers Holdings will issue the securities only in registered form, without coupons.

PAYMENT CURRENCIES

    Amounts payable in respect of the securities, including the purchase price, will be payable in U.S. dollars, unless the prospectus supplement states otherwise.

LISTING

    If any securities are to be listed or quoted on a securities exchange or quotation system, the applicable prospectus supplement will so state.

                                USE OF PROCEEDS

    Lehman Brothers Holdings will use the net proceeds it receives from any offering of these securities for general corporate purposes, primarily to fund its operating units and subsidiaries. Lehman Brothers Holdings may use some of the proceeds to refinance or extend the maturity of existing debt obligations. Lehman Brothers Holdings may use a portion of the proceeds from the sale of securities to hedge its exposure to payments that it may have to make on such securities as described below under "Use of Proceeds and Hedging."

                              PLAN OF DISTRIBUTION

    Lehman Brothers Holdings may sell the offered securities in any of the following ways:

    - to or through underwriters or dealers;

    - by itself directly;

    - through agents; or

    - through a combination of any of these methods of sale.

    The prospectus supplement will explain the ways Lehman Brothers Holdings will sell specific securities, including the names of any underwriters and details of the pricing of the securities, as well as the commissions, concessions or discounts Lehman Brothers Holdings is granting the underwriters, dealers or agents.

    If Lehman Brothers Holdings uses underwriters in any sale, the underwriters will buy the securities for their own account and may resell the securities from time to time in one or more transactions, at a fixed public offering price or at varying prices determined at the time of sale. In connection with an offering, underwriters and selling group members and their affiliates may engage in transactions to stabilize, maintain or otherwise affect the market price of the securities, in accordance with applicable law.

    Lehman Brothers Holdings expects that the underwriters for any offering will include one or more of its broker-dealer affiliates. It also expects that one or more of these affiliates may offer and sell previously issued offered securities as part of their business, and may act as principals or agents in such transactions. Lehman Brothers Holdings or such affiliates may use this prospectus and the related prospectus supplements and pricing supplements in connection with these activities.

                      WHERE YOU CAN FIND MORE INFORMATION

    As required by the Securities Act of 1933, Lehman Brothers Holdings filed a registration statement (No. 333-61878) relating to the securities offered by this prospectus with the Securities and Exchange Commission. This prospectus is a part of that registration statement, which includes additional information.

    Lehman Brothers Holdings files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document Lehman Brothers Holdings files at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. You can also request copies of the documents, upon payment of a duplicating fee, by writing the Public Reference Section of the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. These SEC filings are also available to the public from the SEC's web site at http://www.sec.gov.

    The SEC allows Lehman Brothers Holdings to "incorporate by reference" the information it files with the SEC, which means that it can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Information that Lehman Brothers Holdings files later with the SEC will automatically update information in this prospectus. In all cases, you should rely on the later information over different information included in this prospectus or the prospectus supplement. Lehman Brothers Holdings incorporates by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934:

    - Annual Report on Form 10-K for the year ended November 30, 2000, filed with the SEC on February 28, 2001;

    - Amendment No. 1 to Annual Report on Form 10-K for the year ended November 30, 2000, filed with the SEC on March 9, 2001;

    - Quarterly Report on Form 10-Q for the quarter ended February 28, 2001, filed with the SEC on April 16, 2001; and

    - Current Reports on Form 8-K, filed with the SEC on January 4, January 5, February 27, March 13, March 21, April 26 (two filings), May 2, May 22, June 1, June 14 and June 19, 2001.

    All documents Lehman Brothers Holdings files pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before the later of (1) the completion of the offering of the securities described in this prospectus and (2) the date affiliates of Lehman Brothers Holdings stop offering securities pursuant to this prospectus shall be incorporated by reference in this prospectus from the date of filing of such documents.

    You may request a copy of these filings, at no cost, by writing or telephoning Lehman Brothers Holdings at the following address:

       Controller's Office
       Lehman Brothers Holdings Inc.
       Three World Financial Center
       New York, New York 10285
       (212) 526-0660
                            ------------------------

    YOU SHOULD RELY ONLY ON THE INFORMATION PROVIDED IN THIS PROSPECTUS AND THE PROSPECTUS SUPPLEMENT, AS WELL AS THE INFORMATION INCORPORATED BY REFERENCE. LEHMAN BROTHERS HOLDINGS HAS NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. LEHMAN BROTHERS HOLDINGS IS NOT MAKING AN OFFER OF THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS, THE PROSPECTUS SUPPLEMENT OR ANY DOCUMENTS INCORPORATED BY REFERENCE IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE OF THE APPLICABLE DOCUMENT.

                          USE OF PROCEEDS AND HEDGING

    GENERAL. Lehman Brothers Holdings will use the proceeds it receives from the sale of the offered securities for general corporate purposes, principally to:

    - fund the business of its operating units;

    - fund investments in, or extensions of credit or capital contributions to, its subsidiaries; and

    - lengthen the average maturity of liabilities, by reducing short-term liabilities or re-funding maturing indebtedness.

    Lehman Brothers Holdings expects to incur additional indebtedness in the future to fund its businesses. Lehman Brothers Holdings or an affiliate may enter into one or more swap agreements in connection with sales of the offered securities and may earn additional income from those transactions.

    HEDGING. Lehman Brothers Holdings or its subsidiaries may use all or some of the proceeds received from the sale of offered securities to purchase or maintain positions in the securities or other assets underlying the offered securities or assets used to determine the relevant index or indices. Lehman Brothers Holdings or its subsidiaries may also purchase or maintain positions in options, futures contracts, forward contracts or swaps, or options on such securities, or other derivative or similar instruments relating to the relevant index or underlying assets. Lehman Brothers Holdings may also use the proceeds to pay the costs and expenses of hedging any currency, interest rate or other risk relating to offered securities.

    Lehman Brothers Holdings expects that it or its subsidiaries will increase or decrease their initial hedging position over time using techniques which help evaluate the size of any hedge based upon a variety of factors affecting the value of the underlying instrument. These factors may include the history of price changes in that underlying instrument and the time remaining to maturity. Lehman Brothers Holdings may take long or short positions in the underlying instrument, the assets underlying any such instrument or other derivative or similar instruments related thereto. These other hedging activities may occur from time to time before the offered securities mature and will depend on market conditions and the value of the underlying instrument.

    In addition, Lehman Brothers Holdings or its subsidiaries may purchase or otherwise acquire long or short positions in offered securities from time to time and may, in their sole discretion, hold, resell, exercise, cancel or retire such offered securities. Lehman Brothers Holdings or its subsidiaries may also take hedging positions in other types of appropriate financial instruments that may become available in the future.

    If Lehman Brothers Holdings or its subsidiaries have long hedge positions in, options contracts in, or other derivative or similar instruments related to, the underlying assets or measures, Lehman Brothers Holdings or its subsidiaries may liquidate all or a portion of their holdings at or about the time of the maturity of the offered securities. The aggregate amount and type of such positions are likely to vary over time depending on future market conditions and other factors. Lehman Brothers Holdings is only able to determine profits or losses from any such position when the position is closed out and any offsetting position or positions are taken into account.

    Lehman Brothers Holdings has no reason to believe that its hedging activities will have a material impact on the price of such options, swaps, futures contracts, options on the foregoing, or other derivative or similar instruments, or on the value of the underlying securities, index (or the assets underlying the index), currency, commodity or interest rate. However, Lehman Brothers Holdings cannot guarantee to you that its hedging activities will not affect such prices or value. Lehman Brothers Holdings will use the remainder of the proceeds from the sale of offered securities for general corporate purposes as described above.

                       RATIO OF EARNINGS TO FIXED CHARGES

                                                                                                                THREE
                                                                                                               MONTHS
                                                                   YEAR ENDED NOVEMBER 30,                      ENDED
                                                     ----------------------------------------------------   FEBRUARY 28,
                                                       1996       1997       1998       1999       2000         2001
                                                     --------   --------   --------   --------   --------   ------------
Ratio of Earnings to Fixed Charges.................    1.06       1.07       1.07       1.12       1.14          1.12

                         DESCRIPTION OF DEBT SECURITIES

    Please note that in this section entitled "Description of Debt Securities", references to Lehman Brothers Holdings refer only to Lehman Brothers Holdings and not to its consolidated subsidiaries. Also, in this section, references to "holders" mean those who own debt securities registered in their own names, on the books that Lehman Brothers Holdings or the trustee maintains for this purpose, and not those who own beneficial interests in debt securities registered in street name or in debt securities issued in book-entry form through one or more depositaries. Owners of beneficial interests in the debt securities should read the section below entitled "Book-Entry Procedures and Settlement".

GENERAL

    The debt securities offered by this prospectus will be unsecured obligations of Lehman Brothers Holdings and will be either senior or subordinated debt. Senior debt will be issued under a senior debt indenture. Subordinated debt will be issued under a subordinated debt indenture. The senior debt indenture and the subordinated debt indenture are sometimes referred to in this prospectus individually as an "indenture" and collectively as the "indentures." The indentures (including all amendments and a separate related document containing standard multiple series indenture provisions) have been filed with the SEC and are incorporated by reference in the registration statement of which this prospectus forms a part. You can obtain copies of the indentures by following the directions on page 6 or by contacting the applicable indenture trustee.

    A form of each debt security, reflecting the particular terms and provisions of a series of offered debt securities, has been filed with the SEC or will be filed with the SEC at the time of the offering and incorporated by reference in the registration statement of which this prospectus forms a part. You can obtain a copy of any form of debt security when it has been filed by following the directions on page 6 or by contacting the applicable indenture trustee.

    The following briefly summarizes the material provisions of the indentures and the debt securities. You should read the more detailed provisions of the applicable indenture, including the defined terms, for provisions that may be important to you. As you read this section, please remember that the specific terms of your debt security as described in the prospectus supplement will supplement and, if applicable, modify or replace the general terms described in this section. You should read carefully the particular terms of a series of debt securities, which will be described in more detail in the prospectus supplement. If there are differences between the prospectus supplement and this prospectus, the prospectus supplement will control. Thus, the statements made in this section may not apply to your debt security.

    Unless otherwise provided for a particular issuance in an accompanying prospectus supplement, the trustee under the senior debt indenture will be Citibank, N.A., and the trustee under the subordinated debt indenture will be The Chase Manhattan Bank (formerly known as Chemical Bank).

    The indentures provide that unsecured senior or subordinated debt securities of Lehman Brothers Holdings may be issued in one or more series, with different terms, in each case as authorized from time to time by Lehman Brothers Holdings. Lehman Brothers Holdings also has the right to "reopen" a previous issue of a series of debt securities by issuing additional debt securities of such series.

TYPES OF DEBT SECURITIES

    Lehman Brothers Holdings may issue fixed rate debt securities, floating rate debt securities or indexed debt securities.

    FIXED AND FLOATING RATE DEBT SECURITIES

    Fixed rate debt securities will bear interest at a fixed rate described in the prospectus supplement. This type includes zero coupon debt securities, which bear no interest and are often issued at a price lower than the principal amount. Federal income tax consequences and other special considerations applicable to any debt securities issued by Lehman Brothers Holdings at a discount will be described in the applicable prospectus supplement.

    Upon the request of the holder of any floating rate debt security, the calculation agent will provide for that debt security the interest rate then in effect, and, if determined, the interest rate that will become effective on the next interest reset date. The calculation agent's determination of any interest rate, and its calculation of the amount of interest for any interest period, will be final and binding in the absence of manifest error.

    All percentages resulting from any interest rate calculation relating to a debt security will be rounded upward or downward, as appropriate, to the next higher or lower one hundred-thousandth of a percentage point. All amounts used in or resulting from any calculation relating to a debt security will be rounded upward or downward, as appropriate, to the nearest cent, in the case of U.S. dollars, or to the nearest corresponding hundredth of a unit, in the case of a currency other than U.S. dollars, with one-half cent or one-half of a corresponding hundredth of a unit or more being rounded upward.

    In determining the base rate that applies to a floating rate debt security during a particular interest period, the calculation agent may obtain rate quotes from various banks or dealers active in the relevant market, as described in the prospectus supplement. Those reference banks and dealers may include the calculation agent itself and its affiliates, as well as any underwriter, dealer or agent participating in the distribution of the relevant floating rate debt securities and its affiliates, and they may include affiliates of Lehman Brothers Holdings.

    INDEXED DEBT SECURITIES

    Lehman Brothers Holdings may also offer indexed debt securities, which may be fixed or floating rate debt securities or bear no interest. An indexed debt security provides that the amount payable at its maturity, and/or the amount of interest (if any) payable on an interest payment date, will be determined by reference to:

    - securities of one or more issuers, including Lehman Brothers Holdings,

    - one or more currencies,

    - one or more commodities,

    - any other financial, economic or other measure or instrument, including the occurrence or non-occurrence of any event or circumstance, which may include any credit event (as defined in the prospectus supplement) relating to any company or companies or other entity or entities (which may include a government or governmental agency) other than Lehman Brothers Holdings, and/or

    - one or more indices or baskets of the items described above.

    Each instrument, measure or event described above is referred to as an "index property". If you are a holder of an indexed debt security, you may receive an amount at maturity that is greater than or less than the face amount of your debt security depending upon the value of the applicable index property at maturity. The value of the applicable index property will fluctuate over time.

    An indexed debt security may provide either for cash settlement or for physical settlement by delivery of the index property or another property of the type listed above. An indexed debt security may also provide that the form of settlement may be determined at Lehman Brothers Holdings' option or at the holder's option. Some indexed debt securities may be exchangeable, at Lehman Brothers Holdings' option or the holder's option, for securities of an issuer other than Lehman Brothers Holdings.

    If you purchase an indexed debt security, the prospectus supplement will include information about the relevant index property, about how amounts that are to become payable will be determined by reference to the price or value of that index property and about the terms on which the security may be settled physically or in cash.

    No holder of an indexed debt security will, as such, have any rights of a holder of the index property referenced in the debt security or deliverable upon settlement, including any right to receive payment thereunder.

INFORMATION IN THE PROSPECTUS SUPPLEMENT

    The prospectus supplement for any offered series of debt securities will describe the following terms, as applicable:

    - the title;

    - whether senior or subordinated debt;

    - the total principal amount offered;

    - the percentage of the principal amount at which the securities will be sold and, if applicable, the method of determining the price;

    - the maturity date or dates;

    - whether the debt securities are fixed rate debt securities, floating rate debt securities or indexed debt securities;

    - if the debt securities are fixed rate debt securities, the yearly rate at which the debt security will bear interest, if any, and the interest payment dates;

    - if the debt security is an original issue discount debt security, the yield to maturity;

    - if the debt securities are floating rate debt securities, the interest rate basis; any applicable index currency or maturity, spread or spread multiplier or initial, maximum or minimum rate; the interest reset, determination, calculation and payment dates; the day count used to calculate interest payments for any period;

    - the date or dates from which interest, if any, will accrue, or how such date or dates will be determined, and the interest payment dates and any related record dates;

    - if the debt securities are indexed debt securities, the amount Lehman Brothers Holdings will pay you at maturity, the amount of interest, if any, Lehman Brothers Holdings will pay you on an interest payment date or the formula Lehman Brothers Holdings will use to calculate these amounts, if any, and the terms on which your debt security will be exchangeable for or payable in cash, securities or other property;

    - if the index property is an index, the method of providing for a substitute index or indices or otherwise determining the amount payable on the indexed debt securities if any index changes or ceases to be made available by its publisher;

    - if other than in United States dollars, the currency or currency unit in which the securities are denominated and in which payment will be made;

    - any provisions for the payment of additional amounts for taxes;

    - the denominations in which the securities will be issuable if other than denominations of $1,000 and integral multiples thereof;

    - the terms and conditions on which the securities may be redeemed at the option of Lehman Brothers Holdings;

    - any obligation of Lehman Brothers Holdings to redeem, purchase or repay the securities at the option of a holder upon the happening of any event and the terms and conditions of redemption, purchase or repayment;

    - any provisions for the discharge of Lehman Brothers Holdings' obligations relating to the securities by deposit of funds or United States government obligations;

    - the names and duties of any co-trustees, depositaries, authenticating agents, calculation agents, paying agents, transfer agents or registrars for the debt securities;

    - any material provisions of the applicable indenture described in this prospectus that do not apply to the securities; and

    - any other specific terms of the securities.

    The terms on which a series of debt securities may be convertible into or exchangeable for other securities of Lehman Brothers Holdings or any other entity will be set forth in the prospectus supplement relating to such series. Such terms will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at the option of Lehman Brothers Holdings. The terms may include provisions pursuant to which the number of other securities to be received by the holders of such series of debt securities may be adjusted.

PAYMENT AND PAYING AGENTS

    Distributions on the debt securities other than those represented by global notes will be made in the designated currency against surrender of the debt securities at the principal corporate trust office of the relevant trustee in New York City. Payment will be made to the registered holder at the close of business on the record date for such payment. Interest payments will be made at the principal corporate trust office of the relevant trustee in New York City, or by a check mailed to the holder at his registered address. Payments in any other manner will be specified in the prospectus supplement.

CALCULATION AGENTS

    Calculations relating to floating rate debt securities and indexed debt securities will be made by the calculation agent, an institution that Lehman Brothers Holdings appoints as its agent for this purpose. That institution may include any affiliate of Lehman Brothers Holdings, such as Lehman Brothers Inc. Lehman Brothers Holdings may appoint a different institution to serve as calculation agent from time to time after the original issue date of the debt security without your consent and without notifying you of the change. The initial calculation agent will be identified in the prospectus supplement.

SENIOR DEBT

    The senior debt securities will be issued under the senior debt indenture and will rank on an equal basis with all other unsecured debt of Lehman Brothers Holdings except subordinated debt.

SUBORDINATED DEBT

    The subordinated debt securities will be issued under the subordinated debt indenture and will rank subordinated and junior in right of payment, to the extent set forth in the subordinated debt indenture, to all "senior debt" (as defined below) of Lehman Brothers Holdings.

    If Lehman Brothers Holdings defaults in the payment of any principal of, or premium, if any, or interest on any senior debt when it becomes due and payable after any applicable grace period, then, unless and until the default is cured or waived or ceases to exist, Lehman Brothers Holdings cannot make a payment on account of or redeem or otherwise acquire the subordinated debt securities.

    If there is any insolvency, bankruptcy, liquidation or other similar proceeding relating to Lehman Brothers Holdings, its creditors or its property, then all senior debt must be paid in full before any payment may be made to any holders of subordinated debt securities.

    Furthermore, if Lehman Brothers Holdings defaults in the payment of the principal of and accrued interest on any subordinated debt securities that is declared due and payable upon an event of default under the subordinated debt indenture, holders of all senior debt will first be entitled to receive payment in full in cash before holders of such debt can receive any payments.

    "Senior debt" means:

    (1) the principal, premium, if any, and interest in respect of
        (A) indebtedness of Lehman Brothers Holdings for money borrowed and
        (B) indebtedness evidenced by securities, notes, debentures, bonds or other similar instruments issued by Lehman Brothers Holdings, including the senior debt securities;

    (2) all capitalized lease obligations of Lehman Brothers Holdings;

    (3) all obligations of Lehman Brothers Holdings representing the deferred purchase price of property; and

    (4) all deferrals, renewals, extensions and refundings of obligations of the type referred to in clauses (1) through (3);

but senior debt does not include:

    (a) subordinated debt securities;

    (b) any indebtedness that by its terms is subordinated to, or ranks on an equal basis with, subordinated debt securities;

    (c) indebtedness for goods or materials purchased in the ordinary course of business or for services obtained in the ordinary course of business or indebtedness consisting of trade payables; and

    (d) indebtedness that is subordinated to an obligation of Lehman Brothers Holdings of the type specified in clauses (1) through (4) above.

    The effect of clause (d) is that Lehman Brothers Holdings may not issue, assume or guarantee any indebtedness for money borrowed which is junior to the senior debt securities and senior to the subordinated debt securities.

COVENANTS

    LIMITATIONS ON LIENS. The indentures provide that Lehman Brothers Holdings will not, and will not permit any designated subsidiary to, incur, issue, assume or guarantee any indebtedness for money borrowed if such indebtedness is secured by a pledge of, lien on, or security interest in any shares of common stock of any designated subsidiary, without providing that each series of debt securities and, at Lehman Brothers Holdings' option, any other indebtedness ranking equally and ratably with such indebtedness, is secured equally and ratably with (or prior to) such other secured indebtedness.

    "Designated subsidiary" means any subsidiary of Lehman Brothers Holdings, the consolidated net worth of which represents at least 5% of the consolidated net worth of Lehman Brothers Holdings. As of February 28, 2001, the designated subsidiaries were Lehman Brothers Bancorp Inc., Lehman Brothers Bank, FSB, Lehman Brothers Inc., Lehman Brothers Holdings Plc, Lehman Brothers (International) Europe, Lehman Brothers Japan Inc., Lehman Brothers U.K. Holdings (Delaware) Inc., Lehman Brothers UK Holdings Ltd., Lehman Commercial Paper Inc., LCPI Properties Inc., LW-LP Inc., Lehman Re Ltd. and Structured Asset Securities Corp.

    LIMITATIONS ON MERGERS AND SALES OF ASSETS. The indentures provide that Lehman Brothers Holdings will not merge or consolidate or transfer or lease all or substantially all its assets, and another person may not transfer or lease all or substantially all of its assets to Lehman Brothers Holdings unless:

    - either (1) Lehman Brothers Holdings is the continuing corporation, or
      (2) the successor corporation, if other than Lehman Brothers Holdings, is a U.S. corporation and expressly assumes by supplemental indenture the obligations evidenced by the securities issued pursuant to the indenture and

    - immediately after the transaction, there would not be any default in the performance of any covenant or condition of the indenture.

    Other than the restrictions described above, the indentures do not limit the amount of debt or other securities that Lehman Brothers Holdings may issue or contain any covenants or provisions that would protect holders of the debt securities in the event of a highly leveraged transaction.

MODIFICATION OF THE INDENTURES

    Under the indentures, Lehman Brothers Holdings and the relevant trustee can enter into supplemental indentures to establish the form and terms of any new series of debt securities without obtaining the consent of any holder of debt securities.

    Lehman Brothers Holdings and the trustee may, with the consent of the holders of at least 66 2/3% in aggregate principal amount of the debt securities of a series, modify the applicable indenture or the rights of the holders of the securities of such series to be affected.

    No such modification may, without the consent of the holder of each security so affected:

    - extend the fixed maturity of any such securities,

    - reduce the rate or change the time of payment of interest on such securities,

    - reduce the principal amount of such securities or the premium, if any, on such securities,

    - change any obligation of Lehman Brothers Holdings to pay additional amounts,

    - reduce the amount of the principal payable on acceleration of any securities issued originally at a discount,

    - adversely affect the right of repayment or repurchase at the option of the holder,

    - reduce or postpone any sinking fund or similar provision,

    - change the currency or currency unit in which any such securities are payable or the right of selection thereof,

    - impair the right to sue for the enforcement of any such payment on or after the maturity of such securities,

    - reduce the percentage of securities referred to above whose holders need to consent to the modification or a waiver without the consent of such holders,

    - change any obligation of Lehman Brothers Holdings to maintain an office or agency.

DEFAULTS

    Each indenture provides that events of default regarding any series of debt securities will be:

    - failure to pay required interest on any debt security of such series for 30 days;

    - failure to pay principal or premium, if any, on any debt security of such series when due;

    - failure to make any required scheduled installment payment for 30 days on debt securities of such series;

    - failure to perform for 90 days after notice any other covenant in the relevant indenture other than a covenant included in the relevant indenture solely for the benefit of a series of debt securities other than such series; and

    - certain events of bankruptcy or insolvency, whether voluntary or not.

    If an event of default regarding debt securities of any series issued under the indentures should occur and be continuing, either the trustee or the holders of 25% in the principal amount of outstanding debt securities of such series may declare each debt security of that series due and payable. Lehman Brothers Holdings is required to file annually with the trustee a statement of an officer as to the fulfillment by Lehman Brothers Holdings of its obligations under the indenture during the preceding year.

    No event of default regarding one series of debt securities issued under an indenture is necessarily an event of default regarding any other series of debt securities.

    Holders of a majority in principal amount of the outstanding debt securities of any series will be entitled to control certain actions of the trustee under the indentures and to waive past defaults regarding such series. The trustee generally will not be requested, ordered or directed by any of the holders of debt securities, unless one or more of such holders shall have offered to the trustee reasonable security or indemnity.

    If an event of default occurs and is continuing regarding a series of debt securities, the trustee may use any sums that it holds under the relevant indenture for its own reasonable compensation and expenses incurred prior to paying the holders of debt securities of such series.

    Before any holder of any series of debt securities may institute action for any remedy, except payment on such holder's debt security when due, the holders of not less than 25% in principal amount of the debt securities of that series outstanding must request the trustee to take action. Holders must also offer and give the satisfactory security and indemnity against liabilities incurred by the trustee for taking such action.

DEFEASANCE

    Except as may otherwise be set forth in an accompanying prospectus supplement, after Lehman Brothers Holdings has deposited with the trustee, cash or government securities, in trust for the benefit of the holders sufficient to pay the principal of, premium, if any, and interest on the debt securities of such series when due, then:

    - if the terms of the debt securities so provide, Lehman Brothers Holdings will be deemed to have paid and satisfied its obligations on all outstanding debt securities of such series, which is known as "defeasance and discharge"; or

    - Lehman Brothers Holdings will cease to be under any obligation, other than to pay when due the principal of, premium, if any, and interest on such debt securities, relating to the debt securities of such series, which is known as "covenant defeasance".

    When there is a defeasance and discharge, (1) the applicable indenture will no longer govern the debt securities of such series, (2) Lehman Brothers Holdings will no longer be liable for payment and (3) the holders of such debt securities will be entitled only to the deposited funds. When there is a covenant defeasance, however, Lehman Brothers Holdings will continue to be obligated to make payments when due if the deposited funds are not sufficient.

    For a discussion of the principal United States federal income tax consequences of covenant defeasance and defeasance and discharge, see the discussion of United States federal income tax consequences in the prospectus supplement.

PAYMENT OF ADDITIONAL AMOUNTS

    If so noted in the applicable prospectus supplement for a particular issuance, Lehman Brothers Holdings will pay to the holder of any debt security who is a "United States Alien" (as defined below) such additional amounts as may be necessary so that every net payment of principal of and interest on the debt security, after deduction or withholding for or on account of any present or future tax, assessment or other governmental charge imposed upon the holder by the United States or any taxing authority thereof or therein, will not be less than the amount provided in such debt security to be then due and payable. Lehman Brothers Holdings will not be required, however, to make any payment of additional amounts for or on account of:

    - any tax, assessment or other governmental charge that would not have been imposed but for (1) the existence of any present or former connection between such holder (or between a fiduciary, settlor, beneficiary of, member or shareholder of, or possessor of a power over, such holder, if such holder is an estate, trust, partnership or corporation) and the United States including, without limitation, such holder (or such fiduciary, settlor, beneficiary, member, shareholder or possessor), being or having been a citizen or resident or treated as a resident of the United States or being or having been engaged in trade or business or present in the United States, or (2) the presentation of a debt security for payment after 10 days;

    - any estate, inheritance, gift, sales, transfer, excise, personal property or similar tax, assessment or other governmental charge;

    - any tax, assessment or other governmental charge imposed by reason of such holder's past or present status as a passive foreign investment company, a controlled foreign corporation, a personal holding company or foreign personal holding company with respect to the United States, or as a corporation which accumulates earnings to avoid United States federal income tax;

    - any tax, assessment or other governmental charge which is payable otherwise than by withholding from payment of principal of, or interest on, such debt security;

    - any tax, assessment or other governmental charge required to be withheld by any paying agent from any payment of principal of, or interest on, any debt security if such payment can be made without withholding by any other paying agent;

    - any tax, assessment or other governmental charge that is imposed or withheld by reason of the failure to comply with certification, information, documentation or other reporting requirements concerning the nationality, residence, identity or connections with the United States of the holder or beneficial owner of such debt security, if such compliance is required by statute or by regulation of the United States Treasury Department as a precondition to relief or exemption from such tax, assessment or other governmental charge;

    - any tax, assessment or other governmental charge imposed on interest received by (1) a 10% shareholder (as defined in Section 871(h)(3)(B) of the Code and the regulations that may be promulgated thereunder) of Lehman Brothers Holdings, or (2) a controlled foreign corporation with respect to Lehman Brothers Holdings within the meaning of the Code; or

    - any combinations of items identified in the bullet points above.

    In addition, Lehman Brothers Holdings will not be required to pay any additional amounts to any holder who is a fiduciary or partnership or other than the sole beneficial owner of such debt security to the extent that a beneficiary or settlor with respect to such fiduciary, or a member of such partnership or a beneficial owner thereof would not have been entitled to the payment of such additional amounts had such beneficiary, settlor, member or beneficial owner been the holder of the debt security.

    The term "United States Alien" means any corporation, partnership, individual or fiduciary that is, as to the United States, a foreign corporation, a nonresident alien individual, a nonresident fiduciary of a foreign estate or trust, or a foreign partnership one or more of the members of which is, as to the United States, a foreign corporation, a nonresident alien individual or a nonresident fiduciary of a foreign estate or trust.

REDEMPTION UPON A TAX EVENT

    If so noted in the applicable prospectus supplement for a particular issuance, the debt securities may be redeemed at the option of Lehman Brothers Holdings in whole, but not in part, on not more than 60 days' and not less than 30 days' notice, at a redemption price equal to 100% of their principal amount, if Lehman Brothers Holdings determines that as a result of a "change in tax law" (as defined below):

    - Lehman Brothers Holdings has or will become obligated to pay additional amounts as described under the heading "--Payment of Additional Amounts" on any debt security, or

    - there is a substantial possibility that Lehman Brothers Holdings will be required to pay such additional amounts.

    A "change in tax law" that would trigger the provisions of the preceding paragraph is any change in or amendment to the laws, treaties, regulations or rulings of the United States or any political subdivision or taxing authority thereof, or any proposed change in the laws, treaties, regulations or rulings, or any change in the official application, enforcement or interpretation of the laws, treaties, regulations or rulings (including a holding by a court of competent jurisdiction in the United States) or any other action (other than an action predicated on law generally known on or before the date of the applicable prospectus supplement for the particular issuance of debt securities to which this section applies except for proposals before the Congress prior to that date) taken by any taxing authority or a court of competent jurisdiction in the United States, or the official proposal of the action, whether or not the action or proposal was taken or made with respect to Lehman Brothers Holdings.

    Prior to the publication of any notice of redemption, Lehman Brothers Holdings shall deliver to the Trustee (1) an officers' certificate stating that Lehman Brothers Holdings is entitled to effect the aforementioned redemption and setting forth a statement of facts showing that the conditions precedent to the right of Lehman Brothers Holdings so to redeem have occurred, and (2) an opinion of counsel to such effect based on such statement of facts.

GOVERNING LAW

    Unless otherwise stated in the prospectus supplement, the debt securities and the indentures will be governed by New York law.

CONCERNING THE TRUSTEES

    Lehman Brothers Holdings has had and may continue to have banking and other business relationships with the trustees in the ordinary course of business.

                            DESCRIPTION OF WARRANTS

    Please note that in this section entitled "Description of Warrants", references to Lehman Brothers Holdings refer only to Lehman Brothers Holdings and not to its consolidated subsidiaries. Also, in this section, references to "holders" mean those who own warrants registered in their own names, on the books that Lehman Brothers Holdings or its agent maintains for this purpose, and not those who own beneficial interests in warrants registered in street name or in warrants issued in book-entry form through one or more depositaries. Owners of beneficial interests in the warrants should read the section below entitled "Book-Entry Procedures and Settlement".

GENERAL

    Lehman Brothers Holdings may issue warrants that are debt warrants or universal warrants. Lehman Brothers Holdings may offer warrants separately or together with its debt securities. Lehman Brothers Holdings may also offer warrants together with other warrants, purchase contracts and debt securities in the form of units, as summarized below in "Description of Units".

    Lehman Brothers Holdings may issue warrants in such amounts or in as many distinct series as Lehman Brothers Holdings wishes. This section summarizes terms of the warrants that apply generally to all series. Most of the financial and other specific terms of your warrant will be described in the prospectus supplement. Those terms may vary from the terms described here.

    The warrants of a series will be issued under a separate warrant agreement to be entered into between Lehman Brothers Holdings and one or more banks or trust companies, as warrant agent, as set forth in the prospectus supplement, and, if part of a unit, may be issued under a unit agreement as described below under "Description of Units". A form of each warrant agreement, including a form of warrant certificate representing each warrant, reflecting the particular terms and provisions of a series of offered warrants, will be filed with the SEC at the time of the offering and incorporated by reference in the registration statement of which this prospectus forms a part. You can obtain a copy of any form of warrant agreement when it has been filed by following the directions on page 6 or by contacting the applicable warrant agent.

    The following briefly summarizes the material provisions of the warrant agreements and the warrants. As you read this section, please remember that the specific terms of your warrant as described in the prospectus supplement will supplement and, if applicable, may modify or replace the general terms described in this section. You should read carefully the prospectus supplement and the more detailed provisions of the warrant agreement and the warrant certificate, including the defined terms, for provisions that may be important to you. If there are differences between the prospectus supplement and this prospectus, the prospectus supplement will control. Thus, the statements made in this section may not apply to your warrant.

TYPES OF WARRANTS

    Lehman Brothers Holdings may issue debt warrants or universal warrants.

    DEBT WARRANTS

    Lehman Brothers Holdings may issue warrants for the purchase of its debt securities on terms to be determined at the time of sale. This type of warrant is referred to as a "debt warrant".

    UNIVERSAL WARRANTS

    Lehman Brothers Holdings may also issue warrants, on terms to be determined at the time of sale, for the purchase or sale of, or whose cash value is determined by reference to the performance, level or value of, one or more of the following:

    - securities of one or more issuers, including Lehman Brothers Holdings,

    - one or more currencies,

    - one or more commodities,

    - any other financial, economic or other measure or instrument, including the occurrence or non-occurrence of any event or circumstance, which may include any credit event (as defined in the prospectus supplement) relating to any company or companies or other entity or entities (which may include a government or governmental agency), and

    - one or more indices or baskets of the items described above.

    This type of warrant is referred to as a "universal warrant". Each instrument, measure or event described above is referred to as a "warrant property".

    Lehman Brothers Holdings may satisfy its obligations, if any, with respect to any universal warrants by delivering:

    - the warrant property,

    - the cash value (as defined in the prospectus supplement) of the warrant property, or

    - the cash value of the warrants determined by reference to the performance, level or value of the warrant property.

    The prospectus supplement will describe what Lehman Brothers Holdings may deliver to satisfy its obligations with respect to any universal warrants. Any securities deliverable by Lehman Brothers Holdings with respect to any universal warrants will be freely transferable by the holder.

INFORMATION IN THE PROSPECTUS SUPPLEMENT

    The prospectus supplement may contain, where applicable, the following information about your warrants:

    - the specific designation and aggregate number of, and the price at which Lehman Brothers Holdings will issue, the warrants,

    - the currency or currency unit with which the warrants may be purchased and in which any payments due to or from the holder upon exercise must be made,

    - the date on which the right to exercise the warrants will begin and the date on which that right will expire or, if you may not continuously exercise the warrants throughout that period, the specific date or dates on which you may exercise the warrants,

    - whether and under what circumstances the warrants may be cancelled by Lehman Brothers Holdings prior to their expiration date, in which case the holders will be entitled to receive only the applicable cancellation amount, which may be either a fixed amount or an amount that varies during the term of the warrants in accordance with a schedule or formula,

    - whether the warrants will be issued in global or non-global form, although, in any case, the form of a warrant included in a unit will correspond to the form of the unit and of any debt security or purchase contract included in that unit,

    - the identities of the warrant agent, any depositaries and any paying, transfer, calculation or other agents for the warrants,

    - any securities exchange or quotation system on which the warrants or any securities deliverable upon exercise of the warrants may be listed,

    - whether the warrants are to be sold separately or with other securities, as part of units or otherwise, and if the warrants are to be sold with the securities of another company or other companies, certain information regarding such company or companies, and

    - any other terms of the warrants.

    If warrants are issued as part of a unit, the prospectus supplement will specify whether the warrants will be separable from the other securities in the unit before the warrants' expiration date. A warrant issued in a unit in the United States may not be so separated before the 91st day after the unit is issued.

    No holder of a warrant will, as such, have any rights of a holder of the debt securities or warrant property purchasable under or in the warrant, including any right to receive payment thereunder.

ADDITIONAL INFORMATION IN THE PROSPECTUS SUPPLEMENT

    DEBT WARRANTS

    If you purchase debt warrants, the prospectus supplement may contain, where appropriate, the following additional information about the debt warrants:

    - the designation, aggregate principal amount, currency and terms of the debt securities that may be purchased upon exercise of the debt warrants,

    - whether the exercise price may be paid in cash, by the exchange of any debt warrants or other securities or both and the method of exercising the debt warrants, and

    - the designation, terms and amount of debt securities, if any, to be issued together with each of the debt warrants and the date, if any, after which the debt warrants and debt securities will be separately transferable.

    After the close of business on the expiration date (or such later date to which the expiration date may be extended by Lehman Brothers Holdings), unexercised debt warrants will become void.

    UNIVERSAL WARRANTS

    If you purchase universal warrants, the prospectus supplement may contain, where appropriate, the following additional information about the universal warrants:

    - whether the universal warrants are put warrants (entitling the holder to sell the warrant property or receive the cash value of the right to sell the warrant property), call warrants (entitling the holder to buy the warrant property or receive the cash value of the right to buy the warrant property), or spread warrants (entitling the holder to receive a cash value determined by reference to the amount, if any, by which a specified reference value of the warrant property at the time of exercise exceeds a specified base value of the warrant property),

    - the warrant property or cash value, and the amount or method for determining the amount of warrant property or cash value, deliverable upon exercise of each universal warrant,

    - the price at which and the currency with which the warrant property may be purchased or sold upon the exercise of each universal warrant, or the method of determining that price,

    - whether the exercise price may be paid in cash, by the exchange of any universal warrants or other securities or both, and the method of exercising the universal warrants,

    - whether the exercise of the universal warrants is to be settled in cash or by delivery of the warrant property or both and whether settlement will occur on a net basis or a gross basis,

    - the minimum number, if any, of universal warrants that must be exercised at any one time, other than upon automatic exercise,

    - the maximum number, if any, of universal warrants that may, subject to election by Lehman Brothers Holdings, be exercised by all owners (or by any person or entity) on any day,

    - any provisions for the automatic exercise of the warrants at expiration or otherwise,

    - if the warrant property is an index, the method of providing for a substitute index or indices or otherwise determining the amount payable in connection with the exercise of the warrants if any index changes or ceases to be made available by its publisher, and

    - whether, following the occurrence of a market disruption event or force majeure event (as defined in the prospectus supplement), the cash settlement value of a universal warrant will be determined on a different basis than under normal circumstances.

CALCULATION AGENTS

    Calculations relating to universal warrants will be made by the calculation agent, an institution that Lehman Brothers Holdings appoints as its agent for this purpose. That institution may be an affiliate of Lehman Brothers Holdings, such as Lehman Brothers Inc. Lehman Brothers Holdings may appoint a different institution to serve as calculation agent from time to time after the original issue date of the warrant without your consent and without notifying you of the change. The initial calculation agent will be identified in the prospectus supplement.

NO LIMIT ON ISSUANCE OF WARRANTS

    The warrant agreements do not limit the number of warrants or other securities that Lehman Brothers Holdings may issue.

MODIFICATIONS

    Lehman Brothers Holdings and the relevant warrant agent may, without the consent of the holders, amend each warrant agreement and the terms of each issue of warrants, for the purpose of curing any ambiguity or of correcting or supplementing any defective or inconsistent provision, or in any other manner that Lehman Brothers Holdings may deem necessary or desirable and that will not adversely affect the interests of the holders of the outstanding unexercised warrants in any material respect.

    Lehman Brothers Holdings and the relevant warrant agent also may, with the consent of the holders of at least a majority in number of the outstanding unexercised warrants affected, modify or amend the warrant agreement and the terms of the warrants.

    No such modification or amendment may, without the consent of the holders of each warrant affected:

    - reduce the amount receivable upon exercise, cancellation or expiration,

    - shorten the period of time during which the warrants may be exercised,

    - otherwise materially and adversely affect the exercise rights of the beneficial owners of the warrants, or

    - reduce the percentage of outstanding warrants whose holders must consent to modification or amendment of the applicable warrant agreement or the terms of the warrants.

MERGER AND SIMILAR TRANSACTIONS PERMITTED; NO RESTRICTIVE COVENANTS OR EVENTS OF
  DEFAULT

    Warrant agreements will not restrict Lehman Brothers Holdings' ability to merge or consolidate with, or sell its assets to, another firm or to engage in any other transactions. If at any time there is a merger or consolidation involving Lehman Brothers Holdings or a sale or other disposition of all or substantially all of the assets of Lehman Brothers Holdings, the successor or assuming company will be substituted for Lehman Brothers Holdings, with the same effect as if it had been named in the warrant agreement and in the warrants as Lehman Brothers Holdings. Lehman Brothers Holdings will be relieved of any further obligation under the warrant agreement or warrants, and, in the event of any such merger, consolidation, sale or other disposition, Lehman Brothers Holdings as the predecessor corporation may at any time thereafter be dissolved, wound up or liquidated.

    Warrant Agreements will not include any restrictions on Lehman Brothers Holdings' ability to put liens on its assets, including Lehman Brothers Holdings' interests in its subsidiaries, nor will they provide for any events of default or remedies upon the occurrence of any events of default.

WARRANT AGREEMENTS WILL NOT BE QUALIFIED UNDER TRUST INDENTURE ACT

    No warrant agreement will be qualified as an indenture, and no warrant agent will be required to qualify as a trustee, under the Trust Indenture Act. Therefore, holders of warrants issued under a warrant agreement will not have the protection of the Trust Indenture Act with respect to their warrants.

ENFORCEABILITY OF RIGHTS BY BENEFICIAL OWNER

    Each warrant agent will act solely as an agent of Lehman Brothers Holdings in connection with the issuance and exercise of the applicable warrants and will not assume any obligation or relationship of agency or trust for or with any registered holder of or owner of a beneficial interest in any warrant. A warrant agent will have no duty or responsibility in case of any default by Lehman Brothers Holdings under the applicable warrant agreement or warrant certificate, including any duty or responsibility to initiate any proceedings at law or otherwise or to make any demand upon Lehman Brothers Holdings.

    Holders may, without the consent of the applicable warrant agent, enforce by appropriate legal action, on their own behalf, their right to exercise their warrants, to receive debt securities, in the case of debt warrants, and to receive payment, if any, for their warrants, in the case of universal warrants.

GOVERNING LAW

    Unless otherwise stated in the prospectus supplement, the warrants and each warrant agreement will be governed by New York law.

                       DESCRIPTION OF PURCHASE CONTRACTS

    Please note that in this section entitled "Description of Purchase Contracts", references to Lehman Brothers Holdings refer only to Lehman Brothers Holdings and not to its consolidated subsidiaries. Also, in this section, references to "holders" mean those who own purchase contracts registered in their own names, on the books that Lehman Brothers Holdings, its agent or the trustee maintains for this purpose, and not those who own beneficial interests in purchase contracts registered in street name or in purchase contracts issued in book-entry form through one or more depositaries. Owners of beneficial interests in the purchase contracts should read the section below entitled "Book-Entry Procedures and Settlement".

GENERAL

    Lehman Brothers Holdings may issue purchase contracts in such amounts and in as many distinct series as Lehman Brothers Holdings wishes. In addition, Lehman Brothers Holdings may issue a purchase contract separately or as part of a unit, as described below under "Description of Units".

    This section summarizes terms of the purchase contracts that will apply generally to all purchase contracts. Most of the financial and other specific terms of your purchase contract will be described in the prospectus supplement. Those terms may vary from the terms described here.

    A form of each purchase contract reflecting the particular terms and provisions of a series of offered purchase contracts will be filed with the SEC at the time of the offering and incorporated by reference in the registration statement of which this prospectus forms a part. You can obtain a copy of any form of purchase contract when it has been filed by following the directions on page 6.

    The following briefly summarizes the material provisions of the purchase contracts. As you read this section, please remember that the specific terms of your purchase contract as described in the prospectus supplement will supplement and, if applicable, may modify or replace the general terms described in this section. You should read carefully the prospectus supplement and the more detailed provisions of the purchase contract, including the defined terms, for provisions that may be important to you. If there are differences between the prospectus supplement and this prospectus, the prospectus supplement will control. Thus, the statements made in this section may not apply to your purchase contract.

PURCHASE CONTRACT PROPERTY

    Lehman Brothers Holdings may offer purchase contracts for the purchase or sale of, or whose cash value is determined by reference to the performance, level or value of, one or more of the following:

    - securities of one or more issuers, including Lehman Brothers Holdings' securities described in this prospectus and securities of third parties,

    - one or more currencies,

    - one or more commodities,

    - any other financial, economic or other measure or instrument, including the occurrence or non-occurrence of any event or circumstance, which may include any credit event (as defined in the prospectus supplement) relating to any company or companies or other entity or entities (which may include a government or governmental agency) other than Lehman Brothers Holdings, and

    - one or more indices or baskets of the items described above.

    Each instrument, measure or event described above is referred to as a "purchase contract property". Each purchase contract will obligate:

    - the holder to purchase or sell, and obligate Lehman Brothers Holdings to sell or purchase, on specified dates, one or more purchase contract properties at a specified price or prices, or

    - the holder or Lehman Brothers Holdings to settle the purchase contract with a cash payment determined by reference to the value, performance or level of one or more purchase contract properties, on specified dates and at a specified price or prices.

    Some purchase contracts may include multiple obligations to purchase or sell different purchase contract properties, and both Lehman Brothers Holdings and the holder may be sellers or buyers under the same purchase contract. No holder of a purchase contract will, as such, have any rights of a holder of the purchase contract property purchasable under or referenced in the contract, including any right to receive payments on that property. Any securities deliverable by Lehman Brothers Holdings with respect to any purchase contracts will be freely transferrable by the holder.

PREPAID PURCHASE CONTRACTS; APPLICABILITY OF INDENTURE

    Some purchase contracts may require the holders to satisfy their obligations under the contracts at the time the contracts are issued. Those contracts are referred to as "prepaid purchase contracts". Lehman Brothers Holdings' obligation to settle a prepaid purchase contract on the relevant settlement date will be one of its senior debt securities or subordinated debt securities, which are described above under "Description of Debt Securities". Prepaid purchase contracts will be issued under the applicable indenture, and the provisions of that indenture will govern those contracts, including the rights and duties of the holders, the trustee and us with respect to those contracts.

NON-PREPAID PURCHASE CONTRACTS

    Some purchase contracts do not require the holders to satisfy their obligations under the contracts until settlement. Those contracts are referred to as "non-prepaid purchase contracts". The holder of a non-prepaid purchase contract may remain obligated to perform under the contract for a substantial period of time.

    Non-prepaid purchase contracts will be issued under a unit agreement, if they are issued in units, or under some other document, if they are not. For example, Lehman Brothers Holdings may issue non-prepaid purchase contracts under which the holder has multiple obligations to purchase or sell, some of which are prepaid and some of which are not, under one of its indentures. Unit agreements generally are described under "Description of Units" below. The particular governing document that applies to your non-prepaid purchase contracts will be described in the prospectus supplement.

    NO TRUST INDENTURE ACT PROTECTION

    Non-prepaid purchase contracts will not be senior debt securities or subordinated debt securities and will not be issued under one of Lehman Brothers Holdings' indentures, unless stated otherwise in the applicable prospectus supplement. Consequently, no governing documents for non-prepaid purchase contracts will be qualified as indentures, and no third party will be required to qualify as a trustee with regard to those contracts, under the Trust Indenture Act. Holders of non-prepaid purchase contracts will not have the protection of the Trust Indenture Act with respect to those contracts.

    PLEDGE BY HOLDERS TO SECURE PERFORMANCE

    If provided in the prospectus supplement, the holder's obligations under the purchase contract and governing document will be secured by collateral. In that case, the holder, acting through the unit agent as its attorney-in-fact, if applicable, will pledge the items described below to a collateral agent named in the prospectus supplement, which will hold them, for Lehman Brothers Holdings' benefit, as collateral to secure the holder's obligations. This is referred to as the "pledge" and all the items described below as the "pledged items". The pledge will create a security interest in the holder's entire interest in and to:

    - any other securities included in the unit, if the purchase contract is part of a unit, or any other property specified in the applicable prospectus supplement,

    - all additions to and substitutions for the pledged items,

    - all income, proceeds and collections received in respect of the pledged items, and

    - all powers and rights owned or acquired later with respect to the pledged items.

    The collateral agent will forward all payments from the pledged items to Lehman Brothers Holdings, unless the payments have been released from the pledge in accordance with the purchase contract and the governing document. Lehman Brothers Holdings will use the payments from the pledged items to satisfy the holder's obligations under the purchase contract.

    SETTLEMENT OF PURCHASE CONTRACTS THAT ARE PART OF UNITS

    If so provided in the prospectus supplement, the following will apply to a non-prepaid purchase contract that is issued together with any of Lehman Brothers Holdings' debt securities as part of a unit. If the holder fails to satisfy its obligations under the purchase contract, the unit agent may apply the principal and interest payments on the debt securities to satisfy those obligations as provided in the governing document. If the holder is permitted to settle its obligations by cash payment, the holder may be permitted to do so by delivering the debt securities in the unit to the unit agent as provided in the governing document.

    Book-entry and other indirect owners should consult their banks or brokers for information on how to settle their purchase contracts.

    FAILURE OF HOLDER TO PERFORM OBLIGATIONS

    If the holder fails to settle its obligations under a non-prepaid purchase contract as required, the holder will not receive the purchase contract property or other consideration to be delivered at settlement. Holders that fail to make timely settlement may also be obligated to pay interest or other amounts.

    MERGER AND SIMILAR TRANSACTIONS PERMITTED; NO RESTRICTIVE COVENANTS OR
     EVENTS OF DEFAULT

    Purchase contracts that are not prepaid will not restrict Lehman Brothers Holdings' ability to merge or consolidate with, or sell its assets to, another firm or to engage in any other transactions. If at any time Lehman Brothers Holdings merges or consolidates with, or sells its assets substantially as an entirety to, another firm, the successor company will succeed to and assume Lehman Brothers Holdings' obligations under these purchase contracts. Lehman Brothers Holdings will then be relieved of any further obligation under these purchase contracts and, in the event of any such merger, consolidation or sale, Lehman Brothers Holdings as the predecessor company may at any time thereafter be dissolved, wound up or liquidated.

    Purchase contracts that are not prepaid will not include any restrictions on Lehman Brothers Holdings' ability to put liens on its assets, including Lehman Brothers Holdings' interests in its subsidiaries. These purchase contracts also will not provide for any events of default or remedies upon the occurrence of any events of default.

INFORMATION IN THE PROSPECTUS SUPPLEMENT

    The prospectus supplement may contain, where applicable, the following information about your purchase contract:

    - whether the purchase contract obligates the holder to purchase or sell, or both purchase and sell, one or more purchase contract properties and the nature and amount of each of those properties, or the method of determining those amounts,

    - whether the purchase contract is to be prepaid or not and the governing document for the contract,

    - whether the purchase contract is to be settled by delivery of, or by reference or linkage to the value, performance or level of, the purchase contract properties,

    - any acceleration, cancellation, termination or other provisions relating to the settlement of the purchase contract,

    - if the purchase contract property is an index, the method of providing for a substitute index or indices or otherwise determining the amount payable in connection with the settlement of the purchase contract if any index changes or ceases to be made available by its publisher,

    - whether, following the occurrence of a market disruption event or force majeure event (as defined in the prospectus supplement), the settlement delivery obligation or cash settlement value of a purchase contract will be determined on a different basis than under normal circumstances,

    - whether the purchase contract will be issued as part of a unit and, if so, the other securities comprising the unit and whether any unit securities will be subject to a security interest in Lehman Brothers Holdings' favor as described below,

    - whether the purchase contract will be issued in global or non-global form, although, in any case, the form of a purchase contract included in a unit will correspond to the form of the unit and of any debt security or warrant included in that unit,

    - the identities of any depositaries and any paying, transfer, calculation or other agents for the purchase contracts,

    - any securities exchange or quotation system on which the purchase contracts or any securities deliverable in settlement of the purchase contracts may be listed, and

    - any other terms of the purchase contracts.

    If Lehman Brothers Holdings issues a purchase contract as part of a unit, the prospectus supplement will state whether the contract will be separable from the other securities in the unit before the contract settlement date. A purchase contract issued in a unit in the United States may not be so separated before the 91st day after the unit is issued.

CALCULATION AGENTS

    Calculations relating to purchase contracts will be made by the calculation agent, an institution that Lehman Brothers Holdings appoints as its agent for this purpose. That institution may be an affiliate of Lehman Brothers Holdings, such as Lehman Brothers Inc. Lehman Brothers Holdings may appoint a different institution to serve as calculation agent from time to time after the original issue date of the purchase contract without your consent and without notifying you of the change. The initial calculation agent will be identified in the prospectus supplement.

NO LIMIT ON ISSUANCE OF PURCHASE CONTRACTS

    There is no limit on the number of purchase contracts or other securities that Lehman Brothers Holdings may issue.

GOVERNING LAW

    Unless stated otherwise in the prospectus supplement, the purchase contracts and any governing documents will be governed by New York law.

                              DESCRIPTION OF UNITS

    Please note that in this section entitled "Description of Units", references to Lehman Brothers Holdings refer only to Lehman Brothers Holdings and not to its consolidated subsidiaries. Also, in this section, references to "holders" mean those who own units registered in their own names, on the books that Lehman Brothers Holdings or its agent maintains for this purpose, and not those who own beneficial interests in units registered in street name or in units issued in book-entry form through one or more depositaries. Owners of beneficial interests in the units should read the section below entitled "Book-Entry Procedures and Settlement".

GENERAL

    Lehman Brothers Holdings may issue units in such amounts and in as many distinct series as Lehman Brothers Holdings wishes. This section summarizes terms of the units that apply generally to all series. Most of the financial and other specific terms of your series will be described in the prospectus supplement. Those terms may vary from the terms described here.

    The units of a series will be issued under a separate unit agreement to be entered into between Lehman Brothers Holdings and one or more banks or trust companies, as unit agent, as set forth in the prospectus supplement. A form of each unit agreement, including a form of unit certificate representing each unit, reflecting the particular terms and provisions of a series of offered units will be filed with the SEC at the time of the offering and incorporated by reference in the registration statement of which this prospectus forms a part. You can obtain a copy of any form of unit agreement when it has been filed by following the directions on page 6 or by contacting the applicable unit agent.

    The following briefly summarizes the material provisions of the unit agreements and the units. The specific terms of your unit as described in the prospectus supplement will supplement and, if applicable, may modify or replace the general terms described in this section. You should read carefully the prospectus supplement and the more detailed provisions of the unit agreement and the unit certificate, including the defined terms, for provisions that may be important to you. If there are differences between the prospectus supplement and this prospectus, the prospectus supplement will control. Thus, the statements made in this section may not apply to your unit.

    Lehman Brothers Holdings may issue units comprised of one or more debt securities, warrants and purchase contracts in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date.

INFORMATION IN THE PROSPECTUS SUPPLEMENT

    The prospectus supplement may contain, where applicable, the following information about your unit:

    - the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

    - any provisions of the governing unit agreement that differ from those described below;

    - whether the units will be issued in global or non-global form, although, in any case, the form of a unit will correspond to the form of the debt securities, warrants and/or purchase contracts included in that unit,

    - the identities of the unit agent, any depositaries and any paying, transfer, calculation or other agents for the units,

    - any securities exchange or quotation system on which the units and the securities separable therefrom may be listed, and

    - any other terms of the units.

    The applicable provisions described in this section, as well as those described under "Description of Debt Securities", "Description of Warrants" and "Description of Purchase Contracts", will apply to each unit and to any debt security, warrant or purchase contract included in each unit, respectively.

UNIT AGREEMENTS: PREPAID, NON-PREPAID AND OTHER

    Lehman Brothers Holdings will issue the units under one or more unit agreements to be entered into between Lehman Brothers Holdings and a bank or other financial institution, as unit agent. Lehman Brothers Holdings may add, replace or terminate unit agents from time to time. Lehman Brothers Holdings may also choose to act as its own unit agent. Lehman Brothers Holdings will identify the unit agreement under which your units will be issued and the unit agent under that agreement in the applicable prospectus supplement.

    If a unit includes one or more purchase contracts and all those purchase contracts are prepaid purchase contracts, Lehman Brothers Holdings will issue the unit under a "prepaid unit agreement". Prepaid unit agreements will reflect the fact that the holders of the related units have no further obligations under the purchase contracts included in their units. If a unit includes one or more non-prepaid purchase contracts, Lehman Brothers Holdings will issue the unit under a "non-prepaid unit agreement". Non-prepaid unit agreements will reflect the fact that the holders have payment or other obligations under one or more of the purchase contracts comprising their units. Lehman Brothers Holdings may also issue units under other kinds of unit agreements, which will be described in the applicable prospectus supplement. In some cases, Lehman Brothers Holdings may issue units under one of its indentures.

    A unit agreement may also serve as the governing document for a security included in a unit. For example, a non-prepaid purchase contract that is part of a unit may be issued under and governed by the relevant unit agreement.

    This prospectus refers to prepaid unit agreements, non-prepaid unit agreements and other unit agreements, generally, as "unit agreements".

GENERAL PROVISIONS OF A UNIT AGREEMENT

    The following provisions will generally apply to all unit agreements unless otherwise stated in the prospectus supplement.

    ENFORCEMENT OF RIGHTS

    The unit agent under a unit agreement will act solely as Lehman Brothers Holdings's agent in connection with the units issued under that agreement. The unit agent will not assume any obligation or relationship of agency or trust for or with any registered holder of or owner of a beneficial interest in those units or of the securities comprising those units. The unit agent will not be obligated to take any action on behalf of those holders or owners to enforce or protect their rights under the units or the included securities.

    Except as indicated in the next paragraph, a holder of a unit may, without the consent of the unit agent or any other holder, enforce its rights as holder under any security included in the unit, in accordance with the terms of that security and the indenture, warrant agreement or unit agreement under which that security is issued. Those terms are described elsewhere in this prospectus under the sections relating to debt securities, warrants and purchase contracts.

    Notwithstanding the foregoing, a unit agreement may limit or otherwise affect the ability of a holder of units issued under that agreement to enforce its rights, including any right to bring a legal action, with respect to those units or any securities, other than debt securities and prepaid purchase contracts, that are included in those units. Limitations of this kind will be described in the prospectus supplement.

    MODIFICATION WITHOUT CONSENT OF HOLDERS

    Lehman Brothers Holdings and the applicable unit agent may amend any unit or unit agreement without the consent of any holder:

    - to cure any ambiguity,

    - to correct or supplement any defective or inconsistent provision, or

    - to make any other change that Lehman Brothers Holdings believes is necessary or desirable and will not adversely affect the interests of the affected holders in any material respect.

    Lehman Brothers Holdings does not need any approval to make changes that affect only units to be issued after the changes take effect. Lehman Brothers Holdings may also make changes that do not adversely affect a particular unit in any material respect, even if they adversely affect other units in a material respect. In those cases, Lehman Brothers Holdings does not need to obtain the approval of the holder of the unaffected unit; Lehman Brothers Holdings only needs to obtain any required approvals from the holders of the affected units.

    The foregoing applies also to any security issued under a unit agreement, as the governing document.

    MODIFICATION WITH CONSENT OF HOLDERS

    Lehman Brothers Holdings may not amend any particular unit or a unit agreement with respect to any particular unit unless Lehman Brothers Holdings obtains the consent of the holder of that unit, if the amendment would:

    - impair any right of the holder to exercise or enforce any right under a security included in the unit if the terms of that security require the consent of the holder to any changes that would impair the exercise or enforcement of that right,

    - impair the right of the holder to purchase or sell, as the case may be, the purchase contract property under any non-prepaid purchase contract issued under the unit agreement, or to require delivery of or payment for that property when due, or

    - reduce the percentage of outstanding units of any series or class the consent of whose holders is required to amend that series or class, or the applicable unit agreement with respect to that series or class, as described below.

    Any other change to a particular unit agreement and the units issued under that agreement would require the following approval:

    - If the change affects only the units of a particular series issued under that agreement, the change must be approved by the holders of a majority of the outstanding units of that series.

    - If the change affects the units of more than one series issued under that agreement, it must be approved by the holders of a majority of all outstanding units of all series affected by the change, with the units of all the affected series voting together as one class for this purpose.

    These provisions regarding changes with majority approval also apply to changes affecting any securities issued under a unit agreement, as the governing document.

    In each case, the required approval must be given by written consent.

    UNIT AGREEMENTS WILL NOT BE QUALIFIED UNDER TRUST INDENTURE ACT

    No unit agreement will be qualified as an indenture, and no unit agent will be required to qualify as a trustee, under the Trust Indenture Act. Therefore, holders of units issued under unit agreements will not have the protections of the Trust Indenture Act with respect to their units.

ADDITIONAL PROVISIONS OF A NON-PREPAID UNIT AGREEMENT

    In addition to the provisions described above, a non-prepaid unit agreement will include the following provisions.

    OBLIGATIONS OF UNIT HOLDER

    Each holder of units issued under a non-prepaid unit agreement will:

    - be bound by the terms of each non-prepaid purchase contract included in the holder's units and by the terms of the unit agreement with respect to those contracts, and

    - appoint the unit agent as its authorized agent to execute, deliver and perform on the holder's behalf each non-prepaid purchase contract included in the holder's units.

    The unit agreement for a unit that includes a non-prepaid purchase contract will also include provisions regarding the holder's pledge of collateral and special settlement provisions. These are described above under "Description of Purchase Contracts--Additional Terms of Non-Prepaid Purchase Contracts".

    ASSUMPTION OF OBLIGATIONS BY TRANSFEREE

    When the holder of a unit issued under a non-prepaid unit agreement transfers the unit to a new holder, the new holder will assume the obligations of the prior holder with respect to each non-prepaid purchase contract included in the unit, and the prior holder will be released from those obligations. Under the non-prepaid unit agreement, Lehman Brothers Holdings will consent to the transfer of the unit, to the assumption of those obligations by the new holder and to the release of the prior holder, if the transfer is made in accordance with the provisions of that agreement.

MERGERS AND SIMILAR TRANSACTIONS PERMITTED; NO RESTRICTIVE COVENANTS OR EVENTS
  OF DEFAULT

    The unit agreements will not restrict Lehman Brothers Holdings's ability to merge or consolidate with, or sell its assets to, another firm or to engage in any other transactions. If at any time Lehman Brothers Holdings merges or consolidates with, or sells its assets substantially as an entirety to, another firm, the successor company will succeed to and assume Lehman Brothers Holdings' obligations under the unit agreements. Lehman Brothers Holdings will then be relieved of any further obligation under these agreements and, in the event of any such merger, consolidation or sale, Lehman Brothers Holdings as the predecessor corporation may at any time thereafter be dissolved, wound up or liquidated.

    The unit agreements will not include any restrictions on Lehman Brothers Holdings' ability to put liens on its assets, including Lehman Brothers Holdings' interests in its subsidiaries. The unit agreements also will not provide for any events of default or remedies upon the occurrence of any events of default.

NO LIMIT ON ISSUANCE OF UNITS

    There is no limit on the number of units or other securities that Lehman Brothers Holdings may issue.

GOVERNING LAW

    Unless otherwise stated in the prospectus supplement, the unit agreements and the units will be governed by New York law.

                          FORM, EXCHANGE AND TRANSFER

    Securities will only be issued in registered form; no securities will be issued in bearer form. Lehman Brothers Holdings will issue each debt security, warrant, purchase contract or unit in book-entry form only, unless otherwise specified in the prospectus supplement. Securities in book-entry form will be represented by a global security registered in the name of a depositary, which will be the holder of all the securities represented by the global security. Those who own beneficial interests in a global security will do so through participants in the depositary's system, and the rights of these indirect owners will be governed solely by the applicable procedures of the depositary and its participants. Only the depositary will be entitled to transfer or exchange a security in global form, since it will be the sole holder of the security. These book-entry securities are described below under "Book-Entry Procedures and Settlement".

    If any securities are issued in non-global form or cease to be book-entry securities (in the circumstances described in the next section), the following will apply to them:

    - The securities will be issued in fully registered form in denominations stated in the prospectus supplement. Holders may exchange their securities for debt securities, warrants, purchase contracts or units, as the case may be, of the same series of smaller denominations or combined into fewer securities of the same series of larger denominations, as long as the total amount is not changed.

    - Holders may exchange, transfer, present for payment or exercise their securities at the office of the trustee, warrant agent, unit agent or other agent indicated in the prospectus supplement. They may also replace lost, stolen, destroyed or mutilated securities at that office. Lehman Brothers Holdings may appoint another entity to perform these functions or may perform them itself.

    - Holders will not be required to pay a service charge to transfer or exchange their securities, but they may be required to pay any tax or other governmental charge associated with the transfer or exchange. The transfer or exchange, and any replacement, will be made only if Lehman Brothers Holdings' transfer agent is satisfied with the holder's proof of legal ownership. The transfer agent may also require an indemnity before replacing any securities.

    - If Lehman Brothers Holdings has the right to redeem, accelerate or settle any securities before their maturity or expiration, and Lehman Brothers Holdings exercises that right as to less than all those securities, Lehman Brothers Holdings may block the transfer or exchange of those securities during the period beginning 15 days before the day Lehman Brothers Holdings mails the notice of exercise and ending on the day of that mailing, in order to freeze the list of holders to prepare the mailing. Lehman Brothers Holdings may also refuse to register transfers of or exchange any security selected for early settlement, except that Lehman Brothers Holdings will continue to permit transfers and exchanges of the unsettled portion of any security being partially settled.

    - If fewer than all of the securities represented by a certificate that are payable or exercisable in part are presented for payment or exercise, a new certificate will be issued for the remaining amount of securities.

                      BOOK-ENTRY PROCEDURES AND SETTLEMENT

    Most offered securities will be book-entry (global) securities. Upon issuance, all book-entry securities will be represented by one or more fully registered global securities without coupons. Each global security will be deposited with, or on behalf of, The Depository Trust Company, a securities depository, and will be registered in the name of DTC or a nominee of DTC. DTC will thus be the only registered holder of these securities.

    Purchasers of securities may only hold interests in the global securities through DTC if they are participants in the DTC system. Purchasers may also hold interests through a securities intermediary--banks, brokerage houses and other institutions that maintain securities accounts for customers--that has an account with DTC or its nominee. DTC will maintain accounts showing the security holdings of its participants, and these participants will in turn maintain accounts showing the security holdings of their customers. Some of these customers may themselves be securities intermediaries holding securities for their customers. Thus, each beneficial owner of a book-entry security will hold that security indirectly through a hierarchy of intermediaries, with DTC at the "top" and the beneficial owner's own securities intermediary at the "bottom."

    The securities of each beneficial owner of a book-entry security will be evidenced solely by entries on the books of the beneficial owner's securities intermediary. The actual purchaser of the securities will generally not be entitled to have the securities represented by the global securities registered in its name and will not be considered the owner under the declaration. In most cases, a beneficial owner will also not be able to obtain a paper certificate evidencing the holder's ownership of securities. The book-entry system for holding securities eliminates the need for physical movement of certificates and is the system through which most publicly traded securities are held in the United States. However, the laws of some jurisdictions require some purchasers of securities to take physical delivery of their securities in definitive form. These laws may impair the ability to transfer book-entry securities.

    A beneficial owner of book-entry securities represented by a global security may exchange the securities for definitive (paper) securities only if:

    - DTC is unwilling or unable to continue as depositary for such global security and Lehman Brothers Holdings does not appoint a qualified replacement for DTC within 90 days; or

    - Lehman Brothers Holdings in its sole discretion decides to allow some or all book-entry securities to be exchangeable for definitive securities in registered form.

    Unless we indicate otherwise, any global security that is exchangeable will be exchangeable in whole for definitive securities in registered form, with the same terms and of an equal aggregate principal amount or aggregate number of warrants or units, as the case may be. Definitive securities will be registered in the name or names of the person or persons specified by DTC in a written instruction to the registrar of the securities. DTC may base its written instruction upon directions that it receives from its participants.

    In this prospectus, for book-entry securities, references to actions taken by security holders will mean actions taken by DTC upon instructions from its participants, and references to payments, notices of redemption and other notices to security holders will mean payments, notices of redemption and other notices to DTC as the registered holder of the securities for distribution to participants in accordance with DTC's procedures.

    DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered under section 17A of the Securities Exchange Act of 1934. The rules applicable to DTC and its participants are on file with the SEC.

    Lehman Brothers Holdings will not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interest in the book-entry securities or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

CLEARSTREAM AND EUROCLEAR

    Links have been established among DTC, Clearstream Banking, societe anonyme, Luxembourg ("Clearstream Banking SA") and Euroclear (two international clearing systems that perform functions similar to those that DTC performs in the U.S.), to facilitate the initial issuance of book-entry securities and cross-market transfers of book-entry securities associated with secondary market trading.

    Although DTC, Clearstream Banking SA and Euroclear have agreed to the procedures provided below in order to facilitate transfers, they are under no obligation to perform such procedures, and the procedures may be modified or discontinued at any time.

    Clearstream Banking SA and Euroclear will record the ownership interests of their participants in much the same way as DTC, and DTC will record the aggregate ownership of each of the U.S. agents of Clearstream Banking SA and Euroclear, as participants in DTC.

    When book-entry securities are to be transferred from the account of a DTC participant to the account of a Clearstream Banking SA participant or a Euroclear participant, the purchaser must send instructions to Clearstream Banking SA or Euroclear through a participant at least one business day prior to settlement. Clearstream Banking SA or Euroclear, as the case may be, will instruct its U.S. agent to receive book-entry securities against payment. After settlement, Clearstream Banking SA or Euroclear will credit its participant's account. Credit for the book-entry securities will appear on the next day (European time).

    Because settlement is taking place during New York business hours, DTC participants can employ their usual procedures for sending book-entry securities to the relevant U.S. agent acting for the benefit of Clearstream Banking SA or Euroclear participants. The sale proceeds will be available to the DTC seller on the settlement date. Thus, to the DTC participant, a cross-market transaction will settle no differently than a trade between two DTC participants.

    When a Clearstream Banking SA or Euroclear participant wishes to transfer book-entry securities to a DTC participant, the seller must send instructions to Clearstream Banking SA or Euroclear through a participant at least one business day prior to settlement. In these cases, Clearstream Banking SA or Euroclear will instruct its U.S. agent to transfer the book-entry securities against payment. The payment will then be reflected in the account of the Clearstream Banking SA or Euroclear participant the following day, with the proceeds back-valued to the value date (which would be the preceding day, when settlement occurs in New York). If settlement is not completed on the intended value date (i.e., the trade fails), proceeds credited to the Clearstream Banking SA or Euroclear participant's account would instead be valued as of the actual settlement date.

                 UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

    The prospectus supplement will contain a summary of the material U.S. federal income tax consequences to U.S. persons investing in offered securities. The summary of U.S. federal income tax consequences contained in the prospectus supplement will be presented for informational purposes only, however, and will not be intended as legal or tax advice to prospective purchasers. You are urged to consult your own tax advisor prior to any acquisition of offered securities.

                              PLAN OF DISTRIBUTION

    Lehman Brothers Holdings may offer the offered securities in one or more of the following ways from time to time:

    - to or through underwriters or dealers;

    - by itself directly;

    - through agents; or

    - through a combination of any of these methods of sale.

    Any such underwriters, dealers or agents may include Lehman Brothers Inc. or other affiliates of Lehman Brothers Holdings.

    The prospectus supplement relating to a particular offering of securities will set forth the terms of such offering, including:

    - the name or names of any underwriters, dealers or agents;

    - the purchase price of the offered securities and the proceeds to Lehman Brothers Holdings from such sale;

    - any underwriting discounts and commissions or agency fees and other items constituting underwriters' or agents' compensation;

    - the initial public offering price;

    - any discounts or concessions to be allowed or reallowed or paid to dealers; and

    - any securities exchanges on which such offered securities may be listed.

    Any initial public offering prices, discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

    If underwriters are used in an offering of offered securities, such offered securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The securities may be either offered to the public through underwriting syndicates represented by one or more managing underwriters or by one or more underwriters without a syndicate. Unless otherwise set forth in the prospectus supplement, the underwriters will not be obligated to purchase offered securities unless specified conditions are satisfied, and if the underwriters do purchase any offered securities, they will purchase all offered securities.

    In connection with underwritten offerings of the offered securities and in accordance with applicable law and industry practice, underwriters may over-allot or effect transactions that stabilize, maintain or otherwise affect the market price of the offered securities at levels above those that might otherwise prevail in the open market, including by entering stabilizing bids, effecting syndicate covering transactions or imposing penalty bids, each of which is described below:

    - A stabilizing bid means the placing of any bid, or the effecting of any purchase, for the purpose of pegging, fixing or maintaining the price of a security.

    - A syndicate covering transaction means the placing of any bid on behalf of the underwriting syndicate or the effecting of any purchase to reduce a short position created in connection with the offering.

    - A penalty bid means an arrangement that permits the managing underwriter to reclaim a selling concession from a syndicate member in connection with the offering when offered securities originally sold by the syndicate member are purchased in syndicate covering transactions.

    These transactions may be effected on the NYSE, in the over-the-counter market, or otherwise. Underwriters are not required to engage in any of these activities, or to continue such activities if commenced.

    If dealers are utilized in the sale of offered securities, Lehman Brothers Holdings will sell such offered securities to the dealers as principals. The dealers may then resell such offered securities to the public at varying prices to be determined by such dealers at the time of resale. The names of the dealers and the terms of the transaction will be set forth in the prospectus supplement relating to that transaction.

    Offered securities may be sold directly by Lehman Brothers Holdings to one or more institutional purchasers, or through agents designated by Lehman Brothers Holdings from time to time, at a fixed price or prices, which may be changed, or at varying prices determined at the time of sale. Any such agent may be deemed to be an underwriter as that term is defined in the Securities Act. Any agent involved in the offer or sale of the offered securities in respect of which this prospectus is delivered will be named, and any commissions payable by Lehman Brothers Holdings to such agent will be set forth, in the prospectus supplement relating to that offering. Unless otherwise indicated in such prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

    If so indicated in the applicable prospectus supplement, Lehman Brothers Holdings will authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase offered securities from Lehman Brothers Holdings at the public offering price set forth in such prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject only to those conditions set forth in the prospectus supplement and the prospectus supplement will set forth the commission payable for solicitation of such contracts.

    Lehman Brothers Inc., the U.S. broker-dealer subsidiary of Lehman Brothers Holdings, is a member of the National Association of Securities Dealers, Inc. and may participate in distributions of the offered securities. Accordingly, offerings of offered securities in which Lehman Brothers Inc. participates will conform to the requirements set forth in Rule 2720 of the Conduct Rules of the NASD. Furthermore, any underwriters offering the offered securities will not confirm sales to any accounts over which they exercise discretionary authority without the prior approval of the customer.

    This prospectus together with any applicable prospectus supplement may also be used by Lehman Brothers Inc. and other affiliates of Lehman Brothers Holdings in connection with offers and sales of the offered securities in market-making transactions at negotiated prices related to prevailing market prices at the time of sale. Such affiliates may act as principals or agents in such transactions. Such affiliates have no obligation to make a market in any of the offered securities and may discontinue any market-making activities at any time without notice, at its sole discretion.

    Underwriters, dealers and agents may be entitled, under agreements with Lehman Brothers Holdings, to indemnification by Lehman Brothers Holdings relating to material misstatements and omissions. Underwriters, dealers and agents may be customers of, engage in transactions with, or perform services for, Lehman Brothers Holdings and affiliates of Lehman Brothers Holdings in the ordinary course of business.

    Each series of offered securities will be a new issue of securities and will have no established trading market. Any underwriters to whom offered securities are sold for public offering and sale may make a market in such offered securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. The offered securities may or may not be listed on a national securities exchange. No assurance can be given that there will be a market for the offered securities.

UNITED KINGDOM SELLING RESTRICTIONS

    Each underwriter will represent and agree that:

    - it has not offered or sold and prior to the date six months after the date of issue of the offered securities will not offer or sell offered securities in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their business or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995;

    - it has complied and will comply with all applicable provisions of the Financial Services Act 1986 with respect to anything done by it in relation to the offered securities in, from or otherwise involving the United Kingdom; and

    - it has only issued or passed on, and will only issue or pass on, in the United Kingdom any document received by it in connection with the issue of the offered securities to a person who is of a kind described in
      Article 11(3) of the Financial Services Act 1986 (Investment Advertisement) (Exemptions) Order 1996 (as amended) or is a person to whom the document may otherwise lawfully be issued or passed on.

                              ERISA CONSIDERATIONS

    Lehman Brothers Holdings has subsidiaries, including Lehman Brothers Inc., that provide services to many employee benefit plans. Lehman Brothers Holdings and any direct or indirect subsidiary of Lehman Brothers Holdings may each be considered a "party in interest" within the meaning of the Employee Retirement Income Security Act of 1974 ("ERISA"), and a "disqualified person" under corresponding provisions of the Internal Revenue Code of 1986 (the "Code"), relating to many employee benefit plans. "Prohibited transactions" within the meaning of ERISA and the Code may result if any offered securities are acquired by an employee benefit plan relating to which Lehman Brothers Holdings or any direct or indirect subsidiary of Lehman Brothers Holdings is a party in interest, unless such offered securities are acquired pursuant to an applicable exemption. Any employee benefit plan or other entity subject to such provisions of ERISA or the Code proposing to acquire the offered securities should consult with its legal counsel.

                                 LEGAL MATTERS

    Barrett S. DiPaolo, Vice President and Associate General Counsel of Lehman Brothers Holdings, has rendered an opinion to Lehman Brothers Holdings regarding the validity of the securities offered by the prospectus. Simpson Thacher & Bartlett, New York, New York, or other counsel identified in the applicable prospectus supplement, will act as legal counsel to the underwriters. Simpson Thacher & Bartlett has from time to time acted as counsel for Lehman Brothers Holdings and its subsidiaries and may do so in the future.

                                    EXPERTS

    The consolidated financial statements and financial statement schedule of Lehman Brothers Holdings Inc. as of November 30, 2000 and 1999, and for each of the years in the three-year period ended November 30, 2000, have been audited by Ernst & Young LLP, independent certified public accountants, as set forth in their report on the consolidated financial statements. The consolidated financial statements and such report are incorporated by reference in Lehman Brothers Holdings' annual report on Form 10-K for the year ended November 30, 2000, and incorporated by reference in this prospectus. The consolidated financial statements of Lehman Brothers Holdings referred to above are incorporated by reference in this prospectus in reliance upon such report given on the authority of said firm as experts in accounting and auditing. To the extent that Ernst & Young LLP audits and reports on consolidated financial statements of Lehman Brothers Holdings issued at future dates, and consents to the use of their report thereon, such consolidated financial statements also will be incorporated by reference in the registration statement in reliance upon their report given on said authority.

                                   $4,000,000



                          LEHMAN BROTHERS HOLDINGS INC.


                      10 Uncommon Values(R) Index BASES(SM)

          0.25% Basket Adjusting Structured Equity Securities(SM) Notes
                                Due July 3, 2006


                              ---------------------

                              PROSPECTUS SUPPLEMENT
                                  JUNE 28, 2001
                   (INCLUDING PROSPECTUS DATED JUNE 21, 2001)

                              ---------------------




                                 Lehman Brothers